Exhibit 10.1

Fantex Brand Agreement

This Fantex Brand Agreement is entered into as of September 10, 2015 (“Effective Date”) by and between Fantex, Inc. (“Fantex”), on the one hand, and Andrew Heaney (“Talent”), jointly and severally with Talent’s personal services company, if such an entity is formed and in existence after the Effective Date (the “Company”), on the other hand.  For purposes of this Agreement, “Participant” shall refer to Talent and/or the Company, if applicable, jointly and severally, as the context may require.  Sometimes each of Participant and Fantex are referred to herein as a “Party” and together as the “Parties.”

RECITALS

WHEREAS, Fantex operates a registered trading platform through which investors may buy and sell stock linked to the value and performance of an individual’s brand;

WHEREAS, Fantex desires to acquire an interest in Participant’s Brand Income (as defined below), which would be financed by an initial public offering of equity securities in the form of a tracking stock in Fantex that is linked to the separate economic performance and value of Participant’s brand, all pursuant to the terms and conditions of this Agreement; and

WHEREAS, Participant desires sell to Fantex an interest in Participant’s Brand Income pursuant to the terms and conditions of this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of good and valuable consideration as set forth in this Agreement, the Parties do hereby agree as follows:

1.Defined Terms.  The following terms have the meanings specified or referred to in this Section 1:

1.1.“Affiliate” means, with respect to any specified Person, any Person that directly or indirectly Controls, or is under common Control with, or is Controlled by, such specified Person.

1.2.“Agreement” means this Fantex Brand Agreement, together with all exhibits, schedules and related documents attached hereto or referenced herein, including:

•Exhibit A:  Participant Questionnaire;

•Exhibit B:  Exclusions from and Examples of “Brand Income”;

•Exhibit C:  Standard Terms and Conditions;

•Exhibit D:  Closing Certificate;

•Exhibit E:  Quarterly Report;

•Exhibit F:  Spousal Consent; and

•Exhibit G:  Form of Irrevocable Payment Instructions.

1.3.“Brand Affiliate” means any Affiliate of Participant, and any agency, agent or other third-party representative that receives Brand Income or enters into Brand Income Contracts on behalf of Participant.

1.4.“Brand Amount” means an amount equal to the product obtained by multiplying (a) any and all Brand Income (whether or not contracted or paid through any third party for or on behalf of Participant, such as a personal services corporation, agency, or otherwise), less Excluded Income and any applicable Merchandise Income Deduction, by (b) the Brand Percentage.

1.5.“Brand Percentage” means ten percent (10%).

1.6.“Brand Income” means any and all Gross Monies that are earned and payable to Participant after January 1, 2015 as a result of Participant’s activities (including licensing or assignment of rights) in the Field, including (a) Distributions in connection with any Indirect Fantex Equity or Indirect Fantex Co-Investments, and (b) an amount equal to the fair market value of any Merchandise Income, determined in accordance with Section 10.

1.7.“Brand Income Contract” means any Contract to which Participant or any Brand Affiliate is or becomes a party under which Participant either is obligated to perform any services or grants rights in Participant’s Persona in exchange for any consideration, and in each case which is in the Field, other than Contracts excluded in their entirety (if any) pursuant to the definition of Excluded Income.  For the avoidance of doubt, any life, disability or injury insurance policy covering Talent is expressly excluded from the definition of Brand Income Contract.

1.8.“Brand Investment Opportunity” has the meaning set forth in Section 0.

1.9.“CBA” means the Basic Agreement between the 30 Major League Baseball clubs and the Major League Players Association, effective December 12, 2011, as the same may be amended, supplemented or otherwise modified from time to time in the manner provided therein and all replacement or successor agreements that may in the future be entered into by the Major League Baseball clubs and the Major League Players Association.

1.10.“Closing” has the meaning set forth in Section 0.

1.11.“Company” has the meaning set forth in the preamble to this Agreement.

1.12.“Contract” means any contract, commitment, or other arrangement or understanding (and all amendments and supplements thereto), whether written or oral.

1.13.“Control” (including, with its correlative meanings, “Controlled by” and “under Common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

1.14.“Direct Fantex Co-Investment” has the meaning set forth in Section 0.

1.15.“Direct Fantex Equity” has the meaning set forth in Section 0.

1.16.“Distributions”  means any Gross Monies received by Participant as a result of Participant receiving, holding, transferring, selling and/or otherwise disposing of any stock or other equity interest issued pursuant to any Brand Income Contract (whether as Equity Income or pursuant to any equity purchased pursuant to a Brand Investment Opportunity), including any distributions, dividends, profit payments, proceeds resulting from the sale, lease, license, exchange, liquidation or other disposition of any equity or assets of the issuer of such Equity Income or Brand Investment Opportunity, or otherwise.

1.17.“Effective Date” means the date as set forth in the preamble to this Agreement.

1.18.“Equity Deal Notice” has the meaning set forth in Section 7.1.1.

1.19.“Equity Income” has the meaning set forth in Section 6.

1.20.“Escrow Holdback” means an amount equal to 5% of the Purchase Price (i.e., $167,000).

1.21.“Excluded Income” means (i) all Brand Income of Participant described on Schedule 0 attached to this Agreement and (ii) any non-cash compensation received pursuant to any UPC between Talent and any Major League Baseball club, including, without limitation, the provision of personal translators, cultural transition assistants, personal massage therapists or personal trainers, the use of suites at ballparks, airfare and game tickets exceeding normal club allotments, charitable contributions, additional and/or upgraded hotel rooms when club is travelling, spring training housing, visa fees, moving expenses, All-Star Game travel and housing allowances.

1.22.“Exercise Payment” has the meaning set forth in Section 0.

1.23.“Fantex Co-Investment Interest” has the meaning set forth in Section 0.

1.24.“Fantex Equity Interest” has the meaning set forth in Section 0.

1.25.“FBS” means Fantex Brokerage Services, LLC, an Affiliate of Fantex.

1.26.“Field” means: (a) any activities in or substantially related to the Principal Business, including Talent’s employment as a Professional Athlete; (b) any and all of Participant’s activities, including any use of Participant’s Persona, in connection with motion pictures, audio-visual programming (for television, Internet or otherwise), radio, music, literary, talent engagements, personal appearances, public appearances, records and recording, or publications; (c) any use of Participant’s Persona, including for purposes of advertising, merchandising, or trade (e.g., sponsorships, endorsements, appearances, etc.); and (d) any activities of Participant, which are of the type typically performed by individuals in the Principal Business arising out of or relating to being or having been a Professional Athlete within the Principal Business (e.g., sports casting, coaching (at the collegiate or professional level only), participating in sports camps, acting as spokesperson, etc.)  In the event that there is any ambiguity as to whether an activity is in the Field, the Parties shall discuss in good faith and seek to resolve such matter.  In the event that a resolution is not met within thirty (30) days after initial notice by either Party to the other regarding such activity, then either Party shall be free to refer such matter to arbitration for resolution pursuant to the terms of Section 17.5 of the Terms and Conditions.

1.27.“FINRA” means the Financial Industry Regulatory Authority, Inc.

1.28.“Gift” means a transfer of personal property or cash, made voluntarily and without consideration; provided however, that a Gift does not include personal property or cash transferred to Participant, that is reportable on Participant’s tax return, for performance in the Field.

1.29.  “Good Reason”  means Talent’s voluntary retirement or resignation from his employment as a Professional Athlete for any of the following reasons: (a) Talent suffers or sustains a Major Injury which renders Talent incapable of performing as a Professional Athlete; or (b) Talent suffers or sustains a Major Injury after the Closing and a qualified medical doctor (depending on the nature of the Major Injury) advises Talent that as a result thereof Talent is putting his physical health at substantial risk (i.e., a risk that is substantially greater than simply by virtue of Participant’s participation as a Professional Athlete) by continuing to perform as a Professional Athlete.

1.30.“Gross Monies” means any and all gross monies or other consideration of any type, including salaries, earnings, fees, royalties, bonuses, shares of profit, shares of stock, partnership interests, percentages and the total amount paid to Participant, and/or received by Participant or Participant’s heirs, executors, administrators or assigns, or by any other Person on Participant’s behalf, net of (a) any reasonable and documented out-of-pocket legal, accounting, or other professional fees incurred by Participant in connection with securing, negotiating or preparing any Brand Income Contract which are not reimbursed or reimbursable, including pursuant to the terms of such Brand Income Contract, (b) any reasonable and documented travel, lodging and per diem expenses incurred by Participant or Participant’s representatives in connection with securing any Brand Income Contract, not to exceed Five Thousand Dollars ($5,000) per Brand Income Contract (or $10,000 per Brand Income Contract if international travel is necessary or appropriate in connection with acquiring such Brand Income Contract), to the extent actually paid by Participant and not reimbursed or reimbursable, including pursuant to the terms of such Brand Income Contract, and (c) self-employment taxes to which Participant is subject in connection with the receipt of such amounts or items to the extent that such amounts or items constitute Brand Income; but in each case, prior to the deduction or withholding of (x) any amounts payable to any third party (e.g., agency commissions), (y) any voluntary or personal deductions (e.g., contributions to retirement funds), or (z) any taxes required to be deducted or withheld by any federal, state or local government authority based on the net income of Participant (but excluding any deduction or withholding for payroll, medicare or FICA taxes or other deductions or payments required to be made to any federal, state or local government authority).  For the avoidance of doubt, the Parties agree that each of the following categories of economic benefit shall be deemed to be expressly excluded from the definition of “Gross Monies”: (i) subject to the terms of section 17.11 of Exhibit C, any and all donations made by any Person, whether cash or in-kind, to any charitable foundation, not-for-profit organization or not-for-profit sports camp Controlled by Participant or to which Participant donates personal services or the right to use Participant’s Persona; (ii) any and all Gifts to Talent; and (iii) the value of any and all standard employee benefits to which Participant is entitled pursuant to the terms of his employment (with Participant’s Team, including any benefits under any applicable collective bargaining agreement or otherwise) or the policies of his employer in effect from time to time.

1.31.“Gross Proceeds” means an amount equal to the gross proceeds resulting from the Offering.

1.32.“Incremental Cost” has the meaning set forth in Section 0.

1.33.“Indirect Fantex Co-Investment” has the meaning set forth in Section 0.

1.34.“Indirect Fantex Equity” has the meaning set forth in Section 0.

1.35.“Investment Deal Notice” has the meaning set forth in Section 0.

1.36.“League” means the Office of the Commissioner of Baseball d/b/a Major League Baseball and its successors and assigns.

1.37.“Major Injury” means any injury, illness or medical condition sustained or incurred after the Closing.

1.38.“Merchandise” means any product, merchandise, services, service plans, transportation, lodging, accommodations, or credits for any of the foregoing, except for Merchandise provided specifically for use on the field of play as a Professional Athlete (e.g., fielding gloves and batting gloves provided to Talent for games and practice).

1.39.“Merchandise Income” means any Brand Income in the form of Merchandise.

1.40.“Merchandise Income Deduction” means an annual (calendar year) deduction from Brand Income solely for the purpose of determining the Brand Amount for each calendar year (commencing on the Effective Date), equal to (1) in the case of calendar years 2015, 2016 and 2017, the sum of (a) the fair market value of Merchandise Income, up to forty thousand dollars ($40,000) and (b) the fair market value of any other Merchandise Income to the extent agreed to by Fantex in writing, in its sole and absolute discretion, and (2) in the case of all other calendar years, the sum of (a) the fair market value of Merchandise Income, up to the lesser of (i) forty thousand dollars ($40,000) and (ii) four percent (4%) of all Brand Income (including Merchandise Income) received by Participant during such calendar year during the Term, and (b) the fair market value of any other Merchandise Income to the extent agreed to by Fantex in writing, in its sole and absolute discretion.

1.41.“Net Proceeds” means an amount equal to the Gross Proceeds, less the Underwriting Amount.

1.42.  “Nonrecurring Brand Income” means the Brand Income payable to Participant under any Brand Income Contract pursuant to which Participant is entitled to receive fewer than five (5) installment payments per calendar year.

1.43.“Offering” means an offering of the Series to the public pursuant to the Registration Statement.

1.44.“Outside Date” has the meaning set forth in Section 4.2.

1.45.“Owned Business Notice” has the meaning set forth in Section 0.

1.46.“Participant” has the meaning set forth in the preamble to this Agreement.

1.47.“Participant’s Persona” means Participant’s name, voice, likeness, image, caricature, biography, signature (including facsimile signature), or live, photographed or recorded performance.

1.48.“Participant’s Team” means the League club (including, without limitation, any of its “minor league” affiliates) by which Talent is employed as a Professional Athlete from time to time.

1.49.“Participant Owned Business” means any business or commercial venture (of whatever form, including sole proprietorship, partnership, limited liability company, corporation, franchise, etc.) that (a) is owned in whole or part, directly or indirectly, by Participant (other than as a Passive Investment) and not as a result of any Brand Income Contract, and (b) conducts operations or activities in or substantially related to the Principal Business, or otherwise uses Participant’s Persona in its legal name or “dba,” or in any material respect in its marketing, advertisement or promotion of its business.

1.50.“Party” and “Parties” has the meaning set forth in the preamble to this Agreement.

1.51.“Passive Investment” means any investments by Participant of any kind, including, without limitation, stocks or other equity, bonds, commodities, derivatives, debt or real estate, so long as (a) such investment is not received by Participant as compensation or consideration for activities (including licensing or assignment of rights) in the Field, (b) Participant is not obligated to provide any services related to the Field in connection with such investment (or the business or commercial venture related to such investment) and (c) the business or commercial venture related to such investment does not use Participant’s Persona in its legal name or “dba,” or in any material respect in its marketing, advertising or promotion.  For the avoidance of doubt, revenues, investment returns or other amounts received by Participant arising from Passive Investments are not Brand Income.

1.52. “Payment Instruction Letter” means an irrevocable payment instruction in the form attached as Exhibit G.

1.53.“Person” means any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization or government (or any agency, instrumentality or political subdivision thereof).

1.54.“Personal Information Schedule” refers to the schedule of information provided by Participant to Fantex in a separate document to this Agreement as of the Effective Date, including Schedules 1 through 3 as referenced in the Participant Questionnaire attached hereto as Exhibit A.

1.55.“Pre-Closing Brand Amount” has the meaning set forth in Section 0.

1.56.“Purchase Price” means Three Million Three Hundred Forty Thousand Dollars ($3,340,000).

1.57.“Purchase Payment” has the meaning set forth in Section 0.

1.58.“Principal Business” means the sport of baseball at the professional level (e.g., baseball played by any League club or any minor league club affiliated with any League club), college level, or other level (e.g., “independent” baseball, i.e., baseball played by any club that is not affiliated with a League club), regardless of the country in which it is played or the league, association or other governing body as applicable.

1.59.“Professional Athlete” means an individual who is compensated for personal services rendered in the Principal Business as a baseball player.

1.60.“Registration Statement” means a registration statement for the Series on Form S-1 filed with the SEC.

1.61.“SEC” means the United States Securities and Exchange Commission.

1.62.“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.63.“Series” means of a series of Fantex’s securities linked to the value of the Brand Amount.

1.64.  “Talent” has the meaning set forth in the preamble to this Agreement.

1.65.“Term” has the meaning set forth in Section 0.

1.66.“Termination Date” has the meaning set forth in Section 0.

1.67.“Terms and Conditions” means the Fantex Brand Agreement Standard Terms and Conditions in the form attached to this Agreement as Exhibit C.

1.68.“Transaction Liability” has the meaning set forth in Section 0.

1.69.“Underwriters” means FBS and such other underwriters selected by Fantex.

1.70.“Underwriting Amount” means the underwriting commissions payable to the Underwriters not to exceed seven percent (7%) of the Gross Proceeds of the Offering.

1.71.“UPC” means the Uniform Player’s Contract entered into by and between the Talent and any Major League Baseball club pursuant to and in accordance with the CBA.

2.Purchase Price.

2.1.Upon the terms and subject to the conditions of this Agreement, as full, final and complete consideration for the right to receive the Brand Amount and to participate in Equity Income and Brand Investment Opportunities during the Term, Fantex shall pay Participant an amount equal to the Purchase Price, less only the sum of the Escrow Holdback and the Pre-Closing Brand Amount.

2.2.The Escrow Holdback shall be deposited into an escrow account established in accordance with Section 5 of the Terms and Conditions.

3.Offering.

3.1.Subject to the terms and conditions of this Agreement, Fantex will use commercially reasonable efforts to conduct the Offering and effectuate the Closing as promptly as practicable after the Effective Date.

3.2.Fantex hereby represents, warrants and covenants, as applicable, that following the completion of the Offering (if it occurs): (a) the Series shall be publicly traded on an exchange, over-the-counter market or alternative trading system registered with the SEC, (b) FBS shall be a broker-dealer registered with the SEC, and (c) FBS shall be a member of FINRA.

3.3.Upon Participant’s reasonable request from time to time after the commencement of the Offering, Fantex shall provide to Participant information regarding the progress in connection with the Offering and demand for the Series.

4.Financing.

4.1.The obligations of Fantex to pay the Purchase Price and consummate the transactions contemplated by this Agreement are subject to Fantex obtaining the financing to pay the Purchase Price as contemplated by the Offering, unless waived in writing by Fantex.

4.2.If the Offering does not result in aggregate Net Proceeds at least equal to the Purchase Price (or Fantex does not otherwise waive such condition) on or before the earlier of (a) the date that is one month after the effectiveness of the Registration Statement and (b) January 15, 2016, or such later date agreed to in writing by the Parties (the “Outside Date”), then as the sole and exclusive remedy therefor, each of Fantex and Participant shall have the unilateral right, exercisable in its sole and absolute discretion, to terminate this Agreement, which termination shall be automatically effective immediately upon delivery of written notice to the other Party.

5.Closing.

5.1.The consummation of the Offering (the “Closing”) shall occur on such date as shall be reasonably determined by Fantex, but in no event greater than ten (10) days, after either (a) Fantex has received commitments to purchase the Series such that the Net Proceeds would equal or exceed the Purchase Price, or (b) Fantex has elected in writing to waive the condition contained in the foregoing clause (a).

5.2.Upon Closing, Participant will execute and provide to Fantex a written certification in the form attached as Exhibit D.

6.Brand Amount; Assignment for Security; Deferral of Brand Income.

6.1.Except (a) with respect to Brand Income in the form of stock or other equity interests (which is addressed in Section 0) or (b) as otherwise agreed in writing by Fantex in its sole discretion (on a case-by-case basis), Participant shall pay to Fantex an amount of cash equal to the Brand Amount, subject and pursuant to the other provisions of this Agreement and the Terms and Conditions (including Section 4.1 thereof).  To secure Fantex's right to receive the payment equal to the Brand Amount, to the maximum extent permitted under applicable law in effect from time to time, Participant hereby assigns (as and when earned), or will assign when Participant has an assignable interest in any future Brand Amounts, to Fantex, all right, title and interest in and to the Brand Amount.

6.2.As soon as reasonably practicable after the Closing, except as otherwise agreed to in writing by Fantex (email correspondence from the CEO, Chief Financial Officer or Chief Legal Officer of Fantex is acceptable), Participant shall (a) execute and deliver to each payor of Brand Income (other than payors of Nonrecurring Brand Income) under all contracts existing at such time a Payment Instruction Letter, and (b) execute and deliver such additional documents or take such other actions as reasonably requested by Fantex to effectuate and perfect an assignment by Participant of the Brand Amount to secure Participant's payment obligations to Fantex hereunder. To the extent that (x) any part of the Brand Amount is resulting from Nonrecurring Brand Income, (y) it is not commercially practical, without unreasonable burden to Participant, for installments of the Brand Amount to be delivered directly to Fantex (including, without limitation, arising from Participant’s Team’s refusal to countersign, acknowledge or act upon a Payment Instruction Letter), or (z) any assignment of the Brand Amount (or any portion thereof) is deemed invalid or not enforceable, then such installments of the Brand Amount shall be received by Participant as agent for Fantex, and Participant shall pay and deliver such installments of the Brand Amount to Fantex promptly after the receipt of the corresponding Brand Income by Participant (but in no event later than the fifteenth (15th) day following the receipt of such Brand Income) pursuant to the timing and other terms as set forth in Section 4.1 of the Terms and Conditions.

6.3.Notwithstanding anything to the contrary herein, to the extent that Participant receives any Brand Income after January 1, 2015 but prior to the Closing, then no later than five (5) business days before the Closing, Participant shall report to Fantex the amount and source of such Brand Income but shall not be required to pay such Brand Amounts associated therewith (the “Pre-Closing Brand Amount”) prior to the Closing, which Pre-Closing Brand Amount shall be deducted from (i.e., set off against) the Purchase Price to be paid to Participant hereunder.

6.4.In the event that Participant elects to voluntarily defer receipt of any Brand Income (so that such Brand Income is actually received by Participant at a date later than when Participant has the right to receive such Brand Income pursuant to the applicable Brand Income Contract), then for purposes of this Agreement, such Brand Income shall be deemed to have been received on the date that Participant has the right to receive such Brand Income pursuant to the applicable Brand Income Contract.

7.Equity Income.  In the event that Participant receives, pursuant to any Brand Income Contract, stock or other equity interests (including membership interests and partnership interests), or options, warrants or other rights to acquire any of the foregoing interests in any other Person (collectively, “Equity Income”), then the following shall apply:

7.1.Notice and Response:

7.1.1.Participant shall provide reasonable advance written notice (an “Equity Deal Notice”) to Fantex prior to entering into any Brand Income Contract pursuant to which Participant may receive Equity Income, including all details reasonably necessary for Fantex to evaluate such Equity Income.

7.1.2.Fantex will use commercially reasonable efforts to respond to each Equity Deal Notice within five (5) business days (but no later than ten (10) business days), indicating whether or not Fantex elects to (x) participate in the applicable Equity Income by being issued and holding a direct equity interest in the applicable issuer of such Equity Income (“Direct Fantex Equity”) in an amount calculated by multiplying the Brand Percentage by the shares, membership interests, units (or other reasonable means of measurement) of such Equity Income payable to Participant (any of the foregoing, a “Fantex Equity Interest”), or (y) indirectly participate in the applicable Equity Income as described in Section 0 (“Indirect Fantex Equity”); provided that Fantex shall have no right to receive or otherwise participate in any Equity Income (whether as Direct Fantex Equity or Indirect Fantex Equity) with respect to any stock or other equity interest in a Major League Baseball club unless and until  all necessary approvals have been obtained from the League.

7.1.3.If Fantex fails to timely respond to any Equity Deal Notice, then Fantex shall be deemed to have expressly rejected receiving the Direct Fantex Equity with respect to such Brand Income Contract, and elected instead to receive Indirect Fantex Equity.

7.1.4.If the terms and conditions with respect to any Equity Income change in any material respect from what were previously presented to Fantex in any Equity Deal Notice, then Participant shall provide a new Equity Deal Notice to Fantex with the updated terms and conditions, and this Section 0 shall apply to such new Equity Deal Notice.

7.2.Fantex Participation; Reimbursement of Costs:

7.2.1.If Participant is required to make any payment in consideration for such Equity Income (e.g. payments required by the terms of exercise of any options, warrants or other similar rights to acquire stock or other equity interests) (an “Exercise Payment”), and Fantex elects to receive either Direct Fantex Equity or Indirect Fantex Equity, then Fantex shall contribute to Participant (in the case of Indirect Fantex Equity), or pay directly to the applicable issuer (in the case of Direct Fantex Equity) an amount equal to the product of the Brand Percentage multiplied by such Exercise Payment timely and in accordance with the terms of the applicable Brand Income Contract relating to such Equity Income (which shall be deemed to include any subscription agreement, warrant, option agreement or other agreement pursuant to which Participant and Fantex, if applicable, is granted or issued such Equity Income).

7.2.2.Fantex shall pay to Participant an amount equal to the amount of any self-employment taxes payable by Participant, or the amount of any payroll, medicare or FICA taxes or other deductions or payments required to be made to any federal, state or local government (other than taxes based on the income of Participant), in each case to the extent resulting from any Direct Fantex Equity or Indirect Fantex Equity, as applicable.  Fantex shall pay such amounts due under this Section 0 within five (5) business days after receipt of notice from Participant detailing such amounts (which notice will be delivered after delivery of the stock certificates or other documentation evidencing such Equity Income, or in the case of a warrant, option or other similar right to acquire stock or other equity interest, after exercising such warrant, option or right to acquire the stock or other equity interest).

7.2.3.In addition, to the extent that Participant incurs any necessary and reasonable additional cost or expense resulting from Fantex participating (whether via Direct Fantex Equity or Indirect Fantex Equity) in such Equity Income, then Fantex shall pay such incremental costs incurred by Participant (i.e., over and above such amounts that Participant would have incurred but for Fantex’s participation) within fifteen (15) days after Fantex receives an invoice from Participant for such amount.

7.3.Direct Fantex Equity.  If Fantex elects to receive Direct Fantex Equity, then Participant shall use commercially reasonable efforts to cause the issuer (other than in the instance where such issuer is a Major League Baseball club) of such equity to issue the applicable Fantex Equity Interest directly to Fantex (and such efforts shall be deemed to be satisfied if Participant or his representatives attempt to arrange for an introduction (including via electronic communications) between representatives of Fantex and representatives of such issuer); provided, however, that if (after such efforts by Participant) such issuer does not agree to issue the applicable Fantex Equity Interest directly to Fantex, then Fantex shall receive Indirect Fantex Equity with respect to such Equity Income as provided in Section 0 unless such issuer is a Major League Baseball club.  If Fantex receives Direct Fantex Equity and Participant is required to execute any documentation (including subscription agreements, warrants and option agreements) for such Equity Income, then Fantex shall be required to execute substantially similar documentation, as applicable. Fantex acknowledges that no Major League Baseball club will be required to issue Direct Fantex Equity or Indirect Fantex Equity unless and until all necessary approvals have been obtained from the League.

7.4.Indirect Fantex Equity.  If Fantex receives Indirect Fantex Equity (whether by Fantex’s election, or because the issuer of such Equity Income does not agree to issue Direct Fantex Equity to Fantex), then, without limiting Fantex’s obligations under Section 0, (y) Fantex shall be entitled to receive as part of the Brand Amount hereunder an amount equal to the Brand Percentage of any Distributions to Participant with respect to such Equity Income, and (z) upon Fantex’s request, Participant will grant to Fantex a security interest in such Equity Income, and will do all acts and execute and deliver, or cause to be executed and delivered, all agreements, documents and instruments that Fantex may reasonably require, and take all further steps relating to the Equity Income and such security interest that Fantex may reasonably require, to perfect such security interest and Fantex’s rights therein and hereunder; provided,  however, that in the case where the League has consented to the issuance of an indirect equity interest in a Major League Baseball club to Fantex (i.e., Indirect Fantex Equity), Participant shall not grant any such security interest to Fantex without first obtaining all necessary approvals of the League with respect to the grant of any such security interest.  For the avoidance of doubt, Fantex acknowledges that under no circumstance shall Fantex have the right to obtain an indirect interest in a Major League Baseball club without first obtaining all necessary approvals of the League.

8.Co-Investment Opportunity:  In the event that Participant receives, pursuant to any Brand Income Contract, the right or opportunity to invest in any other Person, including the right to purchase any stock or other equity interests (including membership interests and partnership interests) (each, a “Brand Investment Opportunity”), then the following shall apply:

8.1.Notice and Response:

8.1.1.Participant shall provide reasonable advance written notice (an “Investment Deal Notice”) to Fantex prior to entering into any Brand Income Contract pursuant to which Participant receives any Brand Investment Opportunity, including all details reasonably necessary for Fantex to evaluate such Brand Investment Opportunity.

8.1.2.Fantex will use commercially reasonable efforts to respond to each Investment Deal Notice within five (5) business days (but no later than ten (10) business days), indicating whether or not Fantex elects to (a) participate in the applicable Brand Investment Opportunity by being issued and holding a direct equity interest in the applicable issuer of such equity (“Direct Fantex Co-Investment”) in an amount calculated by multiplying the Brand Percentage by the number of shares, membership interests, units (or other reasonable means of measurement) applicable to such Brand Investment Opportunity (any of the foregoing, a “Fantex Co-Investment Interest”), or (b) indirectly participate in the applicable Brand Investment Opportunity as described in Section 0 (“Indirect Fantex Co-Investment”); provided,  however, that Fantex acknowledges that Fantex shall have no right to directly or indirectly participate in any Brand Investment Opportunity (whether as a Direct Fantex Co-Investment or an Indirect Fantex Co-Investment) with respect to any equity interest in a Major League Baseball club unless and until all necessary approvals have been obtained from the League.

8.1.3.If Fantex fails to timely respond to any Investment Deal Notice, then Fantex shall be deemed to have expressly rejected participating as either a Direct Fantex Co-Investment or an Indirect Fantex Co-Investment with respect to such Brand Investment Opportunity, and elected instead to not participate in such Brand Investment Opportunity.

8.1.4.If the terms and conditions with respect to any Brand Investment Opportunity change in any material respect from what were previously presented to Fantex in any Investment Deal Notice, then Participant shall provide a new Investment Deal Notice to Fantex with the updated terms and conditions, and this Section 0 shall apply to such new Equity Deal Notice.

8.2.Fantex Participation; Reimbursement of Costs:

8.2.1.If Participant is required to make any payment as consideration for any equity interest being issued in connection with such Brand Investment Opportunity (e.g., payments required for the purchase of any such equity interests) (a “Purchase Payment”), and Fantex elects to participate in such Brand Investment Opportunity either as a Direct Fantex Co-Investment or an Indirect Fantex Co-Investment, then Fantex shall contribute to Participant or such other Person as the Parties may mutually agree depending on the structure of the Indirect Fantex Co-Investment (in the case of an Indirect Fantex Co-Investment), or pay directly to the applicable issuer (in the case of a Direct Fantex Co-Investment) an amount equal to the product of the Brand Percentage multiplied by such Purchase Payment timely and in accordance with the terms of the applicable Brand Income Contract relating to such Brand Investment Opportunity (which shall be deemed to include any subscription agreement, purchase agreement or other agreement pursuant to which Participant and Fantex, if applicable, participates in such Brand Investment Opportunity).

8.2.2.In addition, to the extent that Participant would incur any necessary and reasonable additional cost or expense resulting from Fantex participating (whether via Direct Fantex Co-Investment or Indirect Fantex Co-Investment) in such Brand Investment Opportunity (including costs relating to the structuring or documentation of any joint ventures, investment vehicles, special purpose entities or similar relationships between the Parties to hold the securities relating to such Brand Investment Opportunity), then Fantex shall pay directly, or reimburse Participant for, such incremental costs incurred by Participant (i.e., over and above such amounts that Participant would have incurred but for Fantex’s participation) within fifteen (15) days after Fantex receives an invoice from Participant for such amount.

8.3.Direct Fantex Co-Investment.  If Fantex elects to participate in a Direct Fantex Co-Investment, then Participant shall use commercially reasonable efforts to cause the issuer (other than in the instance where such issuer is a Major League Baseball club) of such equity to issue the applicable Fantex Co-Investment Interest directly to Fantex (and such efforts shall be deemed to be satisfied if Participant or his representatives attempt to arrange for an introduction (including via electronic communications) between representatives of Fantex and representatives of such issuer); provided, however, that if (after such efforts by Participant) such issuer does not agree to issue the applicable Fantex Co-Investment Interest directly to Fantex, then Fantex shall instead participate via an Indirect Fantex Co-Investment with respect to such Brand Investment Opportunity as provided in Section 0 unless such issuer is a Major League Baseball club.  If Fantex participates in a Direct Fantex Co-Investment and Participant is required to execute any documentation (including subscription agreements and purchase agreements) in connection with such Brand Investment Opportunity, then Fantex shall be required to execute substantially similar documentation, as applicable.  Fantex acknowledges that no direct or indirect interests in any Major League Baseball club will be issued unless and until all necessary approvals are obtained from the League.

8.4.Indirect Fantex Equity.

8.4.1.If Fantex participates in a Brand Investment Opportunity via an Indirect Fantex Co-Investment (whether by Fantex’s election, or because the issuer of the equity interest related to such Brand Investment Opportunity does not agree to permit a Direct Fantex Co-Investment), then, without limiting Fantex’s obligations under Section 0, (a) Fantex shall be entitled to receive as part of the Brand Amount hereunder an amount equal to the Brand Percentage of any Distributions to Participant with respect to such Brand Investment Opportunity, and (b) upon Fantex’s request, Participant will grant to Fantex a security interest in such equity acquired pursuant to such Brand Investment Opportunity, and will do all acts and execute and deliver, or cause to be executed and delivered, all agreements, documents and instruments that Fantex may reasonably require, and take all further steps relating to the Brand Investment Opportunity and such security interest that Fantex may reasonably require, to perfect such security interest and Fantex’s rights therein and hereunder; provided,  however, that in the case where the League has consented to the issuance of an indirect equity interest in a Major League Baseball club to Fantex (i.e., an Indirect Fantex Co-Investment), Participant acknowledges that Participant shall not grant any such security interest to Fantex without first obtaining all necessary approvals of the League with respect to the grant of any such security interest.  For the avoidance of doubt, and notwithstanding anything to the contrary contained elsewhere in this Section 0, it is the mutual intention of the Parties (to be interpreted in the broadest possible manner) that Participant shall not have, incur or suffer any liability, responsibility, damage, cost or expense, including any self-employment taxes payable by Participant, or the amount of any payroll, medicare or FICA taxes or other deductions or payments required to be made to any federal, state or local government, in connection with Fantex participating in a Brand Investment Opportunity via an Indirect Fantex Co-Investment (collectively, a “Transaction Liability”), regardless of its structure or the events or circumstances leading thereto, in excess of the Transaction Liabilities that Participant would have had, incurred or suffered had Fantex not participated in such Brand Investment Opportunity (such excess, the “Incremental Cost”).  Furthermore, if any Indirect Fantex Co-Investment results in Participant incurring any Incremental Cost, then, within five (5) business days after delivery by Participant to Fantex of reasonably satisfactory supporting documentation, Fantex shall pay Participant an amount equal to such Incremental Cost.

8.4.2.In the event that Fantex elects to participate in a Brand Investment Opportunity other than via a Direct Fantex Co-Investment, then (without limiting the effect of Section 0 with respect to Incremental Costs), the Parties shall in good faith use best efforts to structure such transaction in a manner that is efficient to both Parties from an overall tax and expense perspective.

9.Participant Owned Businesses.   In the event that Participant intends to invest in (alone or with others) or establish a business that would qualify as a Participant Owned Business after the closing of such investment, then the following shall apply:

9.1.Notice and Response.

9.1.1.Participant shall provide reasonable advance written notice (an “Owned Business Notice”) to Fantex prior to commencing or investing in any business that would meet the definition of a Participant Owned Business, including all details reasonably requested by Fantex in writing, which are necessary for Fantex to evaluate such Participant Owned Business.

9.1.2.Fantex will use commercially reasonable efforts to respond to each Owned Business Notice within five (5) business days (but no later than ten (10) business days), indicating whether or not Fantex elects to participate in the applicable potential Participant Owned Business by being issued and holding an equity interest in the Participant Owned Business in an amount calculated by multiplying the Brand Percentage by the shares, membership interests, units (or other reasonable means of measurement) of such Participant Owned Business to be held by Participant.

9.1.3.If Fantex fails to timely respond to any Owned Business Notice, then Fantex shall be deemed to have expressly rejected participating in the Participant Owned Business.

9.1.4.If the details of any Participant Owned Business change from what were previously presented to Fantex in any Owned Business Notice, then Participant shall provide a new Owned Business Notice to Fantex with the updated terms and conditions, and this Section 0 shall apply to such new Owned Business Notice.

9.2.Fantex Participation; Reimbursement of Costs.

9.2.1.If Fantex elects to participate in any Participant Owned Business, then (subject to Section 9.2.5) Fantex shall contribute to the applicable Participant Owned Business an amount of investment capital equal to the product of the Brand Percentage multiplied by the amount of the capital investment to be made by Participant in accordance with the terms contained in the Owned Business Notice (or otherwise mutually agreed by the Parties).  Notwithstanding Fantex’s election to participate in a Participant Owned Business, except as otherwise agreed to in writing by Participant and Fantex, Fantex shall have the same rights or entitlements (on a pro rata basis) with respect to its investment in such Participant Owned Business pari passu with the rights or entitlements of Participant and other rights provided by statute or the charter or other governing documents of such Participant Owned Business.

9.2.2.Fantex shall pay such amounts due under this Section 0 within five (5) business days after receipt of notice from Participant detailing such amounts, and provided that Fantex has received delivery of the applicable stock certificates or other documentation evidencing such participation by Fantex prior to, concurrent with or within a commercially reasonable time after such payment being due.

9.2.3.In addition, to the extent that Participant incurs any additional necessary and reasonable cost or expense resulting from Fantex participating in such Participant Owned Business, then Fantex shall pay, or reimburse Participant for, such incremental costs incurred by Participant (i.e., over and above such amounts that Participant would have incurred but for Fantex’s participation) within fifteen (15) days after Fantex receives an invoice from Participant for such amount.

9.2.4.If Participant is required to execute any documentation (including subscription agreements, warrants and option agreements) in connection with any Participant Owned Business, then Fantex shall execute substantially similar documentation, as applicable, in connection with its participation.

9.2.5.If Fantex elects to participate in any Participant Owned Business pursuant to this Subsection 0, but such direct participation by Fantex is not possible for any reason, then the Parties shall cooperate in good faith to devise and implement commercially reasonable means (without causing any undue burden to Participant) for Fantex to indirectly participate and receive the same practical benefit of a direct participation in such investment.

10.Merchandise Income.  In the event that Participant receives Merchandise Income, then the Brand Income applicable to Participant’s receipt of the associated Merchandise shall be equal to the fair market value of such Merchandise determined as follows: (a) if there is a manufacturer’s suggested retail price (“MSRP”) for such Merchandise, then the value of such Merchandise shall be such MSRP; (b) if there is no MSRP and the value of such Merchandise Income is stated in the related Brand Income Contract, then such stated value shall govern unless Fantex objects thereto in writing  within ten (10) days after Fantex’s receipt of the related Brand Income Contract; (c) if there is no MSRP and the value of such Merchandise Income is not stated in the related Brand Income Contract or the value is stated but does not approximate fair market value and Fantex objected thereto in accordance with clause (b) of this Section 10, then the Parties shall seek to reach mutual agreement of such value within ten (10) business days after receipt thereof by Participant; and (d) if the Parties fail to reach such agreement within such period of time, then the Parties shall engage an independent third-party appraiser (if the Parties fail to mutually agree on an appraiser within five (5) business days, then either Party may petition JAMS to promptly appoint such an appraiser), and the Parties shall be bound by the determination of any such appraiser, which shall be delivered in writing within fifteen (15) days after the appraiser’s selection or appointment.  The cost and expenses associated with such an appraiser (and any petition to JAMS) shall be shared by the Parties in proportion to their respective interest in such Brand Income (i.e., Fantex shall pay a portion of such costs and expenses equal to the Brand Percentage).

11.Claw Back.

11.1.Claw Back.  If Talent voluntarily retires or resigns from his employment as a Professional Athlete at any time prior to the second anniversary of the Closing for any reason other than Good Reason, Fantex may elect, in its sole discretion, to terminate this Agreement upon written notice to Participant (the date of such notice is hereinafter referred to as the “Termination Date”).  In the event of such termination, Participant shall pay to Fantex, not later than thirty (30) days following the Termination Date, an amount equal to (a) the Purchase Price plus an amount equal to the Underwriting Amount, minus (b) all Brand Amounts previously paid to Fantex, including the Pre-Closing Brand Amount.  In addition, Participant shall concurrently pay to Fantex interest on the Purchase Price at the rate of five percent (5%) per annum, measured from the date the Purchase Price was paid to Participant.  For the avoidance of doubt, the Parties acknowledge and agree that Talent’s involuntary release from Participant’s Team or the fact that Talent is not under contract with, or on the roster of, any League club, any League-affiliated club, or any independent professional baseball club at any time prior to the second anniversary of the Closing shall not, in and of itself, trigger any rights of Fantex or obligations of Participant under this Section 11.1.

11.2.Dispute Resolution.  In the event of any dispute between Fantex and Participant concerning whether there is Good Reason for any retirement or resignation by Talent from his employment as a Professional Athlete, then the Parties shall engage in informal, good faith discussions and attempt to resolve such dispute.  If the Parties are unable to resolve such dispute, then existence of Good Reason shall be determined by a qualified medical doctor selected by agreement of the Parties or, if no agreement can be reached, then each Party shall select a medical doctor qualified in the field applicable to the claimed Good Reason, and those two medical doctors shall select a third medical doctor qualified in such field to make the final determination regarding such claimed Good Reason.

12.Limited Brand Income Encumbrances.

12.1.In addition to (i.e., exclusive of) the Brand Percentage, Participant shall ensure that the aggregate amount of all other encumbrances on any Brand Income in connection with the payment of agents, financial advisors and any other fee arrangements based on a percentage of Participant’s income (or any portion thereof) shall not exceed a maximum of (a) fifteen percent (15%) of all Brand Income resulting from any employment or player contracts in any given year, and (b) thirty percent (30%) of all other Brand Income in any given year.

12.2.Without Fantex’s prior written approval, Participant shall not enter into any other arrangement similar to this Agreement (i.e., pursuant to which Participant receives compensation in exchange for a portion of Participant’s future Brand Income) with respect to any portion of the Brand Income.

13.Term.  The term of this Agreement shall commence as of the Effective Date and shall continue in perpetuity unless and until terminated pursuant to the terms of this Agreement (the “Term”).

14.Notices.  All notices, requests, consents and other communications required or given by the Parties hereunder shall be in writing and shall be deemed to be delivered (a) on the date delivered, if personally delivered or transmitted via facsimile or electronic mail with return confirmation of such transmission; (b) on the business day after the date sent, if sent by recognized overnight courier service and (c) on the fifth day (or on the next business day thereafter if such fifth day is not a business day) after the date sent, if mailed by first-class certified mail, postage prepaid and return receipt requested, to the addresses of the applicable Party set forth below:

If to Participant:

Mr. Andrew Heaney

c/o ICON Sports Mgmt.

60 Great Oak Dr.

Short Hills, NJ 07078

Attention: Matthew Cormier, Esq.

Fax: [***]

Email: [***]

with a copy (which is required, but not alone sufficient, to constitute notice hereunder) to:

O’Hara General Counsel,

a professional corporation

8383 Wilshire Blvd.

Suite 800

Beverly Hills, CA 90211

Attention: Joseph O’Hara, Esq.

Fax: [***]

Email: [***]

If to Fantex:

Fantex, Inc.

330 Townsend Street, Suite 234

San Francisco, CA 94107

Attention: Mr. David Mullin, Chief Financial Officer, and

   Mr. Bill Garvey, Chief Legal Officer

with a copy (which is required, but not alone sufficient, to constitute notice hereunder) to:

Latham & Watkins

140 Scott Drive

Menlo Park, CA 94025

Attn: Patrick Pohlen

Fax: (650) 463-2600

Email: Patrick.Pohlen@lw.com

15.Standard Terms and Conditions.  The Parties agree to be bound by Fantex’s Standard Terms and Conditions attached hereto as Exhibit C (the “Terms and Conditions”), which are incorporated herein by this reference.  Any reference in this Agreement or the Terms and Conditions to this “Agreement” shall be deemed to be a reference to this Agreement and the Terms and Conditions, taken as a whole.

Upon execution by both Participant and Fantex, this Agreement and the exhibits attached hereto shall constitute a binding commitment of the Parties, as the entire agreement and understanding between the Parties concerning the subject matter hereof and thereof, and shall supersede and replace all prior negotiations, proposed agreements, and discussions, written or oral, relating hereto or thereto.

[Signatures on following page]

Please confirm your agreement with the foregoing by signing where indicated below.

PARTICIPANT:		FANTEX:

/s/ Andrew Heaney		Fantex, Inc.
Andrew Heaney		By:	/s/ Buck French
		Name:	Buck French
		Title:	CEO
Date:	September 10, 2015	Date:	9/10/15

Signature Page

– Brand Agreement –

Schedule 1.21

Excluded Income

•Any and all amounts that would have been payable to Participant for Talent’s participation in any League game, including any preseason game, All Star Game, or other postseason game(s), if Talent is excused from such participation without pay by the League or Participant’s Team as a result of any injury, illness, physical or mental condition, bereavement, or birth of Talent’s child.

•All consideration payable to Talent pursuant to that certain agreement dated September 3, 2014 by and between Panini America, Inc. and Major League Baseball Players Association, on behalf of Talent.  Any additional consideration payable by Panini to Talent that is agreed to after the Effective Date shall not be excluded from Brand Income.

•All consideration payable to Talent pursuant to that certain Player Royalty Agreement dated March 1, 2015 by and between Rawlings Sporting Goods Company, Inc. and Andrew Heaney.  Any additional consideration payable by Rawlings to Talent that is agreed to after the Effective Date shall not be excluded from Brand Income.

•All consideration payable to Talent pursuant to that certain oral agreement between Nike and Andrew Heaney for merchandise.  The agreement expires at the end of 2015. Any additional consideration payable by Nike to Talent that is agreed to after the Effective Date shall not be excluded from Brand Income.

Schedule 1.21 – Excluded Income

Exhibit A

Participant Questionnaire

Please answer each of the following questions correctly and completely as of the Effective Date.  The completeness and accuracy of each such statement must be answered from the perspective of both the Company and Talent, as applicable, and must be initialed by Talent on behalf of himself and Company, if applicable, where indicated.  Capitalized terms used but not defined in this questionnaire shall have their respective meanings set forth in the Brand Agreement to which this questionnaire is attached (the “Agreement”).

.

IMPORTANT:  Review each of the following statements and initial each statement where indicated.  By placing your initials next to each below statement you hereby represent, warrant and covenant, as applicable, that each such statement is true and complete, except only as otherwise disclosed on Schedule 3 of the Personal Information Schedule delivered to Fantex in connection with the Agreement.

In addition, please provide copies of all documents or other information specifically requested as part of the below statements and/or relevant to any matter for which additional information has been disclosed pursuant to Schedule 3 of the Personal Information Schedule.

IT IS IMPORTANT FOR PARTICIPANT TO ENSURE THE ACCURACY AND COMPLETENESS OF ALL INFORMATION PROVIDED TO FANTEX, WHICH WILL BE RELIED UPON BY FANTEX IN CONNECTION WITH THE POTENTIAL SECURITIES OFFERING AND OTHER MATTERS UNDER THIS AGREEMENT.

Initials	Statement
/s/ AMH

1.   I have read and fully understand the terms and conditions of the Agreement, and I have had the opportunity to be represented by an attorney, tax advisor and other professional representatives of my choosing in the review, negotiation and execution of the Agreement and performance of my obligations thereunder.

/s/ AMH

2.   I have not made, nor will I hereafter make, any grant, license or assignment whatsoever, which might conflict with or impair the complete enjoyment of the rights and privileges granted to Fantex under the Agreement.

/s/ AMH

3. I do not require any consent, approval, authorization or permit from, or filing or notification to, any Person in connection with my execution and delivery of the Agreement, and performance of my obligations thereunder.

/s/ AMH

4.   I am not subject to any condition, restriction, disability or obligation (whether physical, legal or contractual), and am otherwise not aware of any material nonpublic information, which could prevent, or materially interfere with my continued participation as a Professional Athlete, and I will promptly disclose the occurrence of any event to Fantex required pursuant to Section 0 of the Terms and Conditions so long as such disclosure is not prohibited by the terms of the CBA, any UPC that I have entered into and/or the rules and regulations of the League.

Exhibit A – Participant Questionnaire

Initials	Statement
/s/ AMH

5.   I have never been convicted in a criminal proceeding, nor have I been named the subject of a criminal proceeding that is presently pending (excluding only traffic violations and similar minor offenses).

/s/ AMH

6.   Except only as listed on Schedule 1 of the Personal Information Schedule, no other Person has any right to receive any portion of my Brand Income in the form of any commission, royalty or other payment based on a percentage (or set amount, i.e., a flat fee arrangement based on a specific Brand Income Contract) of some or all of the Brand Income. I have secured all necessary consents to make available for review by Fantex (and have so made available) a complete copy of each Contract (or summary thereof, if an oral Contract) pursuant to which any such payments are owed.

/s/ AMH

7.   No other Person has any right to demand or receive any portion of the Brand Income in a manner that conflicts with any rights granted to Fantex under this Agreement with respect to the Brand Amounts.

/s/ AMH

8.   I Control all assets of Participant, including, if I have delegated the management of any assets to a third party (“Manager”), then I have also retained the right in my discretion (a) to approve and/or disapprove any decision by a Manager regarding Participant’s assets, and (b) to remove any Manager and/or change Managers at any time.

/s/ AMH

9.   To the extent that I have delegated, or during the Term do delegate, the management of any of my assets to a Manager, then throughout the Term (subject only to the death or incapacity of Talent), I will:  (a) retain the right in my discretion to remove any Manager and/or approve or disapprove any decision by a Manager regarding my assets, (b) exercise reasonable control and oversight regarding each Manager’s activities in connection with my assets, and (c) cause any such Manager to comply with the terms and conditions of the Agreement, as applicable.

/s/ AMH	10. I am not a party (plaintiff or defendant) in any lawsuit, government investigation, arbitration or other legal action, and to my knowledge, there is no valid basis for any of the foregoing.
/s/ AMH	11. I am not subject to any judgment, order or decree of any court or other government authority.
/s/ AMH

12.  Schedule 2 of the Personal Information Schedule consists of (a) a complete list of all Brand Income Contracts under which Participant is obligated to perform, or from which Participant is entitled to receive any benefit, on or after the Effective Date, and (b) a description of any Participant Owned Businesses.

/s/ AMH	13. I have provided or made available to Fantex true, correct and complete copies of each written Brand Income Contract, and an accurate detailed written summary of each oral Brand Income Contract.
/s/ AMH

14.  I am currently, and during the past three years have been, in compliance with all material terms under each Brand Income Contract, to the extent applicable, and Participant and I have not received any notice regarding any breach, default, termination or attempt to renegotiate, with respect to any Brand Income Contract.

/s/ AMH	15. I am not aware of any facts or circumstances that would cause the payments under the Brand Income Contracts to be materially less than the amounts specified in the Brand Income Contracts.
/s/ AMH	16. I am not aware of any material breach by any other party under any Brand Income Contract.

Exhibit A – Participant Questionnaire – Page 2

Initials	Statement
/s/ AMH

17.  I have timely paid any taxes, fees or withholdings required by any state or federal or international government authority.  I have also timely filed all forms and documentation required in connection with any such taxes, fees or withholdings.

/s/ AMH	18. I am not, and have not been subject to any audit by a government authority in connection with any taxes or governmental fees. I am not subject to any unsatisfied judgments or tax liens.
/s/ AMH

19.  I have not conducted business, applied for or secured credit in, or received any official government identification under, any name or alias, other than the name listed in Section 1 of the Personal Information Schedule provided by Participant concurrently herewith.

/s/ AMH	20. Neither I, nor any business owned or Controlled by me, has ever declared bankruptcy or settled any debt for less than the amounts actually owed.
/s/ AMH	21. I have the ability to pay all of my debts and obligations as such debts mature and I do not have any present intention to incur debt beyond my ability to pay as such debts mature.
/s/ AMH

22.  I am not in violation of, and, subject to the immediately following sentence, throughout the Term will not violate in any material respect, any (a) laws, codes, rules, regulations or ordinances of any foreign, federal, state or local government authority (including with respect to any improper payments, bribery, taxation or securities laws), the violation of which has a material adverse effect on (i) Participant’s Persona or (ii) receipt of Brand Income by me or any of my Brand Affiliates; or (b) rules, standards or requirements of any league, organization, governing body or association to which I am a member or under which I am bound to comply in connection with my participation in the Principal Business as a Professional Athlete (including regarding gambling, anti-doping, or reporting of any injury or incidents), the violation of which has a material adverse effect on (i) Participant’s Persona or (ii) receipt of Brand Income by me or any of my Brand Affiliates. Notwithstanding the immediately preceding sentence, I am agreeing to the covenant contained in the foregoing clause (b) on the express condition that any violation by me of any “on field” rules of play (as stated in the applicable League rulebook, as modified from time to time), or the interpretation or enforcement of any of such rules of play, in each case solely to the extent that it relates to my actions on the field of play (regardless of whether any such violation carries with it a fine, suspension or any other economic consequence to me imposed by the League or other applicable association), shall not be deemed to be a breach of the foregoing clause (b).

/s/ AMH

23.  Without limiting the effect of any statement in this Exhibit A (Participant Questionnaire), all of the documents and information that I have provided, and will provide, to Fantex in connection with the Agreement (including the Personal Information Schedule) are true, correct and complete in all material respects, except with respect to any statement that, by its terms, is already limited as to materiality.  My responses to this questionnaire (and any documents or other information provided by me to Fantex in connection with the Agreement) do not, and will not, contain any untrue statement or fail to state a material fact necessary to not make any of such information not misleading, in light of the circumstances in which it was provided.

Exhibit A – Participant Questionnaire – Page 3

Initials	Statement
/s/ AMH

24.  I have disclosed all facts and circumstances that could reasonably be expected to be material to Fantex or a reasonable investor or potential investor in the Series in the context of the transactions contemplated by the Agreement, including any event required to be reported to the league, organization, governing body or association (including, without limitation, the League) to which I am a member or under which I am bound to comply in connection with my participation in the Principal Business as a Professional Athlete.  I acknowledge my ongoing obligations throughout the Term to disclose certain facts and circumstances to Fantex as required pursuant to the terms of this Agreement, including as set forth in Section 6 of the Terms and Conditions, but subject to the rules, regulations, standards and requirements of the League.

/s/ AMH

25.  I have obtained advice from my advisors regarding the legal, tax and accounting consequences of entering into the Agreement, becoming a Fantex participant and the transactions contemplated by the Agreement, and I am not relying on any representation, warranty or statement made by Fantex, or any of its representatives or advisors, regarding such legal, tax and accounting consequences of becoming a Fantex participant and the transactions contemplated by the Agreement.  I acknowledge and agree that Fantex is not, and will not at any time be, an agent or representative to Participant.

/s/ AMH

26.  I acknowledge that myself and my advisors and representatives are solely responsible for negotiating the Agreement and neither myself nor my advisors or representatives have relied upon the Major League Baseball Players Association to negotiate the Agreement.

Exhibit A – Participant Questionnaire – Page 4

Exhibit B

Exclusions From and Examples of Brand Income

The contents of this Exhibit B are incorporated by reference into and made a part of that certain Brand Agreement between Fantex and Participant to which it is attached (the “Agreement”).  Capitalized terms used but not defined in this Exhibit B shall have their respective meanings contained in the Agreement.

The following sources of revenue shall not be included in Brand Income:

a.Any revenues, investment returns or other amounts received by Participant resulting from Participant’s Passive Investments.

b.Any income earned from employment, services rendered or other activities not in the Field.

c.Any reasonable reimbursement of incidental expenses actually incurred by Participant, including travel, lodging, per diem and other incidental expenses, or the value of any such items paid by a third party on Participant’s behalf.

d.Any Excluded Income.

Examples of income that would be Brand Income or businesses that would be Participant Owned Businesses include the following:

•Talent receives an equity stake in ABC Energy Products, Inc. as part of an endorsement deal for ABC Energy Products’ vitamin water beverage.  The equity received by Talent would be considered Equity Income under Section 7 of the Agreement because it was consideration for Talent’s endorsement services and publicity rights.

•Talent starts Talent Enterprises, Inc. to provide entertainment, products and services to urban communities. Commercial ventures pursued by Talent Enterprises, Inc. may be a Participant Owned Business that Fantex would have the opportunity to participate in subject to Section 0 of the Agreement, and if so, could result in Brand Income. For example, any baseball camps owned by Talent Enterprises, Inc. would be deemed Participant Owned Business because they are in the Field, and operating baseball camps is an activity typically undertaken by a professional baseball player.  However, a 24-Hour Fitness club owned by Talent Enterprises, Inc. (but not bearing or branded with the Talent’s name) would not be considered a Participant Owned Business because Talent’s name and likeness are not used to promote the clubs.  Similarly, businesses owned by Talent such as movie theaters, restaurants and coffee shops that do not bear or are not branded with Talent’s persona would not be considered Participant Owned Businesses (and thus not result in Brand Income), because those types of businesses neither relate to the Principal Business nor utilize Talent’s name in connection with its marketing, advertising or promotion.

•Talent plays any role on an episode of a television program.  Compensation paid to Talent for his performance in such episode would be considered Brand Income.

•Talent becomes the host of a daytime talk show.  Compensation paid to Talent for his services as a talk show host would be considered Brand Income.

•Talent receives a car lease worth $12,000 (i.e., value of monthly lease of $1,000) in exchange for endorsement services for a local car dealership, a $25,000 clothing allowance from an apparel company in exchange for endorsement services, and $3,000 worth of products and service plans from a wireless phone carrier (i.e., a total of $40,000 of Merchandise Income) in exchange for

Exhibit B – Exclusions From and Examples of Brand Income – Page 1

endorsement services.  All of such Merchandise Income would be included in Brand Income.  However, solely for purposes of calculating the Brand Amount, Participant would be entitled to deduct from its Brand Income for such year all of such Merchandise Income under its Merchandise Income Deduction (assuming that such amount is less than 4% of all Brand Income earned by Participant during that year).  If, in addition to the foregoing Merchandise Income, Participant also received computer equipment in exchange for endorsement services from a retailer with a fair market value of $5,000, then such $5,000 of Merchandise Income would not be deductible from Brand Income for such year because it exceeds the amount of the allowable Merchandise Income Deduction.  If the foregoing example were applied to calendar years 2015, 2016 or 2017, then the 4% limitation would be disregarded.

•Talent receives a Chevrolet Corvette Stingray as the World Series Most Valuable Player.  The MSRP of the Corvette would be considered Brand Income (and not a Gift) because it was earned by Talent for his performance as a Professional Athlete (i.e., within the Field).  However, solely for purposes of calculating the Brand Amount, up to $40,000 (or 4% of all Brand Income, if less than $40,000) of such value would be deductible from Brand Income for such calendar year under the Merchandise Income Deduction (and assuming there were no other Merchandise Income Deductions) for such year. If the foregoing example were applied to calendar years 2015, 2016 or 2017, then the 4% limitation would be disregarded.

Examples of types of income that would not be Brand Income include the following:

•Talent receives an equity stake in Fantex Holdings, Inc., the parent company of Fantex, because he serves on the board of directors.  Talent’s equity stake in Fantex Holdings, Inc. would not be considered Brand Income because his service as a director of Fantex Holdings is not in the Field.

•Talent serves as the governor of California. His income from the state of California would not be considered Brand Income because it is not in the Field.

•Talent becomes employed as an elementary school teacher and in various positions at the U.S. Treasury and Justice Departments. Talent’s employment as a teacher and various positions at the U.S. Treasury and Justice Departments would not be considered Brand Income because such employment was based on Talent’s educational background, training and professional skills unrelated to baseball, and Talent’s salary did not exceed the ordinary amount paid to employees in such position with a similar educational background, training and professional skills and is not in the Field.

Exhibit B – Exclusions From and Examples of Brand Income – Page 2

Exhibit C

Fantex Brand Agreement

Standard Terms and Conditions

1.General; Definitions; Interpretation.

These Fantex Brand Agreement Standard Terms and Conditions (these “Terms and Conditions”) are incorporated by reference into and made a part of that certain Brand Agreement between Fantex and Participant to which it is attached (the “Agreement”). Capitalized terms used in these Terms and Conditions and not otherwise defined herein, shall have the meaning set forth in the Agreement.  In the event of any inconsistency or conflict between these Terms and Conditions and the Agreement to which these Terms and Conditions is attached, the terms of the Agreement shall govern.

2.Offering.

2.1.Offering. Fantex will use commercially reasonable efforts to conduct the Offering of the Series and effectuate the Closing as promptly as practicable after the Effective Date.  In connection with such Offering, Participant recognizes that Fantex shall have the sole and exclusive right to (and to authorize any other Person to) promote and offer for sale the Series in connection with the Offering.

2.2.Further Assurances; Credit Report Consent. Participant shall execute and deliver to Fantex such further documents, information, consents, forms, instruments, certificates, and other deliveries as Fantex shall reasonably request in writing to further effectuate the intentions of the Parties under this Agreement, or so Fantex can comply with any applicable legal requirements and Participant recognizes that Fantex will rely on information provided by Participant in the preparation and submission of the Registration Statement and materials to meet other reporting obligations as required by applicable law.  Participant shall reasonably cooperate with Fantex, upon Fantex’s specific request, in connection with the Offering and the marketing and sales of the Series; provided, that any such cooperation that would require any personal services on the part of Talent shall be at times and for durations mutually agreed to by Fantex and Participant; provided further, that any such personal services including services in the form of a personal appearance by Talent shall be on terms mutually agreed to by Fantex and Participant. Participant hereby consents to Fantex and its agents or representatives (i) obtaining reports of Participant’s credit records from time to time throughout the Term of this Agreement (as reasonably determined by Fantex and at Fantex’s sole cost and expense), and (ii) using the information from that report in connection with any diligence related to Participant and

Fantex Brand Agreement

Standard Terms & Conditions

the Offering, and reporting obligations under applicable law.  Upon request by Participant, Fantex shall provide to Participant a copy of any report of Participant’s credit records that is received by Fantex.

2.3.Participant Name and Likeness.  Fantex shall have the non-exclusive, irrevocable, fully paid, worldwide right to use and to authorize other Persons, as determined by Fantex, in its reasonable discretion, to use approved forms of Participant’s Persona from the Effective Date until the termination of this Agreement through any and all distribution channels in connection with the Offering, the marketing and sales of the Series, secondary trading of the Series and as part of the FBS website and marketing thereof; provided, however, that Fantex shall not make any use, or authorize any other party to make any use, of any part of Participant’s Persona without the prior written approval of Participant (approval, not to be unreasonably withheld by Participant); provided further, that any use of Participant’s Persona approved by Participant shall be deemed to be approval of subsequent uses of the same previously approved use until the time that Participant provides written notice to the contrary to Fantex.  For the avoidance of doubt, nothing herein shall give Fantex any right to use any intellectual property owned or controlled by the League or any of its affiliates, including, without limitation, Major League Baseball Properties, Inc. and each of the Major League Baseball clubs.  Furthermore, the Parties acknowledge that the purpose of the license granted in this Section 2.3 is to enable Fantex to market and promote the trading of the Series by displaying Participant’s Persona, and that Participant is not entitled to any compensation for such license or any revenues generated by Fantex in connection with the trading of the Series.

2.4.Participant Restrictions.

(i)No Promotion of Series. Except as otherwise expressly approved by Fantex in writing, Participant shall not, and shall not authorize any other Person to, solicit, promote or offer the Series in connection with the Offering.  To the extent that Participant receives unsolicited requests for information regarding the Offering or the Series, then except as otherwise expressly approved by Fantex in writing, Participant shall refer such inquiry to the Registration Statement or to one of the Underwriters.

(ii)No Assignment of Similar Rights. Participant has not and will not assign or grant to any other Person rights to receive a portion of Brand Income other

Fantex Brand Agreement

Standard Terms & Conditions

than (a) as may be granted in the ordinary course of pursuing activities in the Principal Business (such as commissions payable to an agent or financial advisors); (b) in a manner that will not conflict with the rights granted to Fantex, or the obligations of Participant, hereunder with respect to any installment payment of the Brand Amount, and (c) in an amount that would not violate any other the terms of this Agreement.

3.Purchase Price.

3.1.Payment.  Within fifteen (15) days after the Closing of the Offering, Fantex shall pay to Participant an amount equal to the Purchase Price, less the Escrow Holdback and less the Pre-Closing Brand Amount, via check or wire transfer (less any fees charged by any third party in connection with such transfer, such as bank fees) pursuant to the instructions provided in the Personal Information Schedule, or such updated wire transfer instruction as may be provided by Participant to Fantex in writing from time to time.

4.Brand Amount.

4.1.Payment Terms.

(i)Direct Payment.  Participant shall deliver a Payment Instruction Letter to each payor of Brand Income (other than Nonrecurring Brand Income), and otherwise use commercially reasonable efforts to ensure that the Brand Amount is assigned to Fantex and delivered directly to Fantex from each such payor of Brand Income.  To the extent that direct payment from the source of the Brand Income is not commercially practical, without unreasonable burden on Participant (including, without limitation, arising from Participant’s Team’s refusal to countersign, acknowledge or act upon a Payment Instruction Letter), or any assignment of Brand Income is deemed invalid or not enforceable, then Participant shall comply with paragraph (ii) below and use commercially reasonable efforts to set up automated payments of installments of the Brand Amount through Participant’s banking relationships.

(ii)Alternative Payment; Timing.  To the extent that it is not commercially practical, without unreasonable burden on Participant, for Brand Amounts to be delivered directly to Fantex from any payor of Brand Income, or any assignment of Brand Income is deemed invalid or unenforceable, then Participant shall receive such portion of the Brand Amount as agent for Fantex and will deliver such portion of the Brand Amount to Fantex as and when (or as promptly as practicable after) such Brand Income is received by Participant; provided, however, that in no case shall any Brand Amount be delivered later than fifteen (15) days following receipt of

Fantex Brand Agreement

Standard Terms & Conditions

funds by Participant (or any other Person on behalf of Participant) with respect to such payment.

(iii)Wire Transfer.  Except as otherwise approved by Fantex in writing, each installment payment of the Brand Amount shall be made via wire transfer pursuant to the wire transfer instructions provided by Fantex to Participant in writing, as may be updated by Fantex from time to time; provided, however, that to the extent that any individual installment payment of the Brand Amount is less than $1,000, such amount may be paid via check.

4.2.Additional Provisions.

(i)In the event that Participant is prohibited from making payment of any installment of the Brand Amount at the time when same is due and payable to Fantex hereunder by reason of any applicable laws, including currency regulations, Participant shall promptly so advise Fantex and Participant shall, upon Fantex’s request, deposit any such blocked funds to the credit of Fantex in a bank or banks or other depository institution as permitted by law and designated in writing by Fantex, or pay them promptly to such Persons as Fantex may designate in writing consistent with applicable law.

(ii)Each of the Parties acknowledges and agrees that time is of the essence in connection with its payment obligations hereunder.  In the event that any payment due to Fantex hereunder is not paid in full by the applicable date due (unless there is a cure period, then by the date the cure period ends), then, without limiting any other rights or remedies of Fantex, Participant shall also pay to Fantex interest on such amount, if invoiced by Fantex, at the rate of the lesser of (a) the then current prime rate (as reported in the Wall Street Journal) plus three percent (3%) per year, compounded monthly, or (b) the maximum rate permitted by applicable law, measured from the date such amount was due until it is fully paid. In the event that any payment due to Participant hereunder (other than payment of the Purchase Price) is not paid in full by the applicable date due (unless there is a cure period, then by the date the cure period ends), then, without limiting any other rights or remedies of Participant, Fantex shall also pay to Participant interest on such amount, if invoiced by Participant, at the rate of the lesser of (a) the then current prime rate (as reported in the Wall Street Journal) plus three percent (3%) per year, compounded monthly, or (b) the maximum rate permitted by applicable law, measured from the date such amount was due until it is fully paid.

(iii)Participant acknowledges and agrees that Fantex may disclose to the public any material breach by Participant of this Agreement, including any failure of Participant to pay any amounts as and when due hereunder

Fantex Brand Agreement

Standard Terms & Conditions

(subject to applicable notice and cure periods contained herein); provided, that Fantex covenants and agrees not to make any such disclosure without first notifying Participant and giving Participant a reasonable amount of time to cure such breach, except that no such cure period is required in the event of at least two prior instances of a similar breach (with such notice provided in each instance) during the 12-month period prior to such breach.

4.3.Records.  Participant shall, and shall cause all of its Brand Affiliates to, maintain (until at least twelve months after termination of this Agreement), records of all Brand Income Contracts, receipts, invoices, reports and other documents relating to the Brand Income and Brand Amount for at least the then current year and previous three (3) calendar years (or such longer period as may be required by law); provided, that the foregoing obligation shall not extend to any time period prior to the Effective Date.

4.4.Audit Rights.  Commencing upon the Effective Date and continuing through the date that is twelve (12) months after termination of this Agreement (the “Audit Period”), Fantex or its representatives shall have the right to inspect and make copies of the books and records of Participant (and its Brand Affiliates) relating to the Brand Income Contracts, the Brand Income and Brand Amount.  Such audit shall be at Fantex’s sole cost and expense and shall not cover any period greater than the current year and previous three (3) calendar years at the time of such audit, provided that if an audit reveals an underpayment of the Brand Amount by greater than five percent (5%) for the period being audited, then Participant shall reimburse Fantex for its reasonable and documented audit costs.  In any case, either (a) Participant shall promptly pay to Fantex any underpaid amount, together with any interest thereon as provided in Section 0 of these Terms and Conditions or (b) Fantex shall promptly pay to Participant any overpaid amount together with interest at the same rate provided in Section 4.2(ii) of these Terms and Conditions; provided, that at Participant’s election, Participant may set off against the immediately following installment payment of the Brand Amount an amount equal to such overpayment.  Fantex shall not audit Participant’s books and records more frequently than once per year during the Audit Period.  Fantex shall provide Participant with reasonable advance written notice that it will be conducting an audit, and any such audit shall be conducted during the normal business hours of Participant’s representatives and with limited interruption to such representatives business.

5.Escrow Holdback.

5.1. Escrow Amount.  Participant hereby authorizes and instructs Fantex to deduct from the Purchase Price

Fantex Brand Agreement

Standard Terms & Conditions

otherwise payable to Participant, an aggregate amount equal to the Escrow Holdback.  Fantex shall deposit the Escrow Holdback into an escrow account (the “Escrow Account” and all such funds included in the Escrow Account, the “Escrow Funds”) established pursuant to the terms of a written escrow agreement (the “Escrow Agreement”) mutually agreed among the Parties and a financial services institution agreed to in writing by the Parties (the “Escrow Agent”) based on the form of agreement provided by Escrow Agent as modified to be consistent with the terms of this Agreement, as applicable.

5.2.Use of Escrow Amount.  In the event that Participant fails to timely deliver any installment payment of the Brand Amount prior to the release of Escrow Funds pursuant to Section 0 of these Terms and Conditions, then in addition to and without limiting any other rights or remedies available to Fantex, upon written notice from Fantex to the Escrow Agent and Participant, the Escrow Agent shall release to Fantex (up to the amount of available Escrow Funds) an amount equal to such due installment payment of the Brand Amount as notified by Fantex.  Participant shall promptly replenish the Escrow Account by depositing in the Escrow Account an amount equal to any Escrow Funds that are released to Fantex pursuant to this Section 0 of these Terms and Conditions.

5.3.Release of Escrow Amount.  Within five (5) business days immediately following the first consecutive six (6) month period after the Closing during which all installment payments of the Brand Amount have been timely delivered to Fantex when due (subject to applicable notice and cure periods contained herein), then the Escrow Agent shall deliver to Participant all amounts then remaining in the Escrow Account, the Escrow Agreement shall be terminated, and Participant shall thereafter have no obligation to maintain any amounts in the Escrow Account.

5.4.Ownership of Escrow Holdback.  The Parties agree to treat the Escrow Holdback as owned by Fantex until released to Participant pursuant to terms hereof; provided, that any interest accrued on the Escrow Holdback shall be the property of Participant.

5.5.Controlling Terms. In the event of any conflict or inconsistency between the terms of this Section 5 and the terms of the Escrow Agreement, the terms of the Escrow Agreement shall govern.

6.Information Rights; New Contracts.

6.1.Quarterly Reports.  Within ten (10) business days after the end of each calendar quarter during the Term, Participant shall provide to Fantex a report in the form mutually agreed by the Parties (each a “Quarterly Report”), which shall detail all Brand Income earned

Fantex Brand Agreement

Standard Terms & Conditions

during such quarter, detail the calculation of the Brand Amount for such quarter with respect to such Brand Income, and provide such additional information and certifications required to be included in the Quarterly Report, including such matters as specified in Exhibit E.

6.2.Material Change.  Subject to Participant’s obligation to comply with any UPC entered into by Talent, the CBA and all rules, regulations, standards or requirements of the League, including, without limitation, reporting or disclosure of any injury or incidents, Participant shall promptly provide written notice to Fantex if at any time after the Effective Date and during the Term of this Agreement, there occurs any condition, restriction, disability or obligation (whether physical, legal or contractual) that will or could reasonably be expected to (i) prevent, or materially interfere with Participant’s (or any of Participant’s Brand Affiliates), compliance with any Brand Income Contract and/or participation in the Principal Business as a Professional Athlete, or (ii) result in any of the representations or warranties made by the Participant on Exhibit A to be untrue in any material respect; provided, that Participant shall not have any obligation to notify Fantex of the contents of any Brand Income Contract provided by Participant to Fantex, including the expiration of any contract pursuant to its terms.

6.3.Brand Income Contracts.  Throughout the Term, Participant shall promptly (and in any case, no later than five (5) business days after the occurrence of the applicable event, and prior to any public announcement thereof) notify Fantex, in writing, and provide copies of all relevant documents and correspondence related to each such occurrence (including copies of all Brand Income Contracts), in the event that:

(i)Participant enters into any Brand Income Contract, including any amendments, modifications or supplements to an existing Brand Income Contract, after the Effective Date (“New Brand Income Contract”);

(ii)Participant receives any notice of termination, cancellation, breach or default under any Brand Income Contract;

(iii)Participant becomes aware of any event which, with the passage of time or the giving of notice or both, would result in any material default, breach or event of noncompliance by Participant under any Brand Income Contract;

(iv)Participant becomes aware that any other party to any Brand Income Contract is in material breach thereof; or

(v)there are any renegotiations of or outstanding rights to renegotiate any material amounts

Fantex Brand Agreement

Standard Terms & Conditions

paid or payable to Participant under any of the Brand Income Contracts with any Person, or Participant receives any demand for such renegotiation.

6.4.New Brand Income Contracts.  Upon the execution of a New Brand Income Contract, Participant shall be deemed to represent and warrant that such New Brand Income Contract is valid, binding and enforceable against Participant, and enforceable by Participant against the other parties thereto, in accordance with their respective terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally, and subject, as to enforceability, to the effect of general principles of equity, as may apply.

6.5.Disclosure of Brand Income Contracts.

(i)Notwithstanding anything herein to the contrary, Fantex may publicly disclose the terms and conditions of any New Brand Income Contract, to the extent that such disclosure is required in connection with any filing related to the Offering or the Series, as determined by Fantex, upon advice of counsel in connection with such disclosure, but only after Fantex notifies Participant thereof and the related requirement.

(ii)Participant shall use commercially reasonable efforts to cause each counterparty to a Brand Income Contract containing a legal, valid and binding confidentiality obligation of Participant existing as of the Effective Date (each, a “Confidential Brand Income Contract”), to consent to Fantex’s disclosure of the terms and conditions of such Confidential Brand Income Contract to the extent required by any governmental or quasi-governmental bodies or agencies, or self-regulatory organizations, including the SEC and FINRA; provided, that Fantex shall not make any disclosure of any terms or conditions of such an existing Confidential Brand Income Contract if such counterparty fails to so consent; provided further, that failure to obtain a counterparty’s consent with respect to an existing Confidential Brand Income Contract shall not in itself be a breach of this Agreement by Participant so long as Participant has complied with the terms of this paragraph.  Participant shall ensure that any necessary consents to permit disclosure of each New Brand Income Contract (as permitted pursuant to Section 00 of these Terms and Conditions) are obtained so that such disclosure will not result in any breach of any confidentiality obligation to any Person; provided, that to the extent that Participant is unable to secure such consent, then Participant shall promptly notify Fantex thereof and make itself available to consult with Fantex regarding the same.

(iii)Fantex shall, in consultation with Participant, use commercially reasonable efforts to secure

Fantex Brand Agreement

Standard Terms & Conditions

confidential treatment, or similar protection, with respect to any disclosure of any information contained in any New Brand Income Contract which could reasonably be expected to be sensitive to, or the confidential information of, any counterparty to such New Brand Income Contract.

(iv)From time to time, as Participant is negotiating or reviewing the terms of any potential New Brand Income Contract (or any renewal of a Brand Income Contract), Fantex will respond to reasonable requests from Participant (including all relevant details with respect to such potential new or renewed Brand Income Contract) regarding whether or not the terms of such potential Brand Income Contract would be expected to be material and require disclosure pursuant to Section 00 of these Terms and Conditions, assuming such Brand Income Contract were executed at the time of such response.  Participant may decide in its sole and absolute discretion whether or not to execute any potential Brand Income Contract (or any renewal of a Brand Income Contract).

6.6.Brand Income Statements.  Concurrent with delivery of each Quarterly Report (as required by Section 0 of these Terms and Conditions), Participant shall also provide copies of all receipts, invoices, pay stubs, or other documents evidencing all Brand Income referenced in the applicable Quarterly Report.

6.7.Marital Status.  Participant shall, if applicable, use reasonable efforts to secure the signature of Participant’s spouse in substantially the form of spousal consent attached hereto as Exhibit F.  In the event that Participant fails to secure such signature, and as a result a portion of the Brand Income of Participant is deemed “community property,” or Participant’s spouse can otherwise claim legal ownership to any Brand Income, then Participant shall nonetheless be required to calculate and deliver any installment payments of the Brand Amount based on the entirety of the Brand Income (including any such portion thereof that is deemed to be such spouse’s share of community property or otherwise property of such spouse).

6.8.Additional Information.  Participant shall provide to Fantex such additional information as Fantex shall reasonably request from time to time (in a reasonable amount of time after such request) in connection with the Brand Income and Participant’s participation in the Principal Business; provided, that Fantex shall use commercially reasonable efforts to limit any such requests to no more than once per calendar quarter.

7.Taxes.

7.1.Related to Purchase Price.  Participant shall be solely responsible for the payment of all taxes on the Purchase Price. Fantex shall be entitled to deduct and

Fantex Brand Agreement

Standard Terms & Conditions

withhold any amounts required by applicable law to be deducted and withheld from the Purchase Price and such withheld amounts shall be treated as paid to Participant.  Fantex shall not be required to indemnify or “gross up” Participant for any such amounts withheld.  Participant will indemnify Fantex for and hold it harmless from and against any taxes of Participant, which may be sought against, imposed upon or suffered by Fantex or which Fantex may incur as a result of Fantex’s failure to deduct and withhold such taxes from the Purchase Price payable under this Agreement.

7.2.Related to Brand Amounts.  Fantex shall be solely responsible for the payment of all taxes on the Brand Amounts.  Participant shall be entitled to deduct and withhold any amounts required by applicable law to be deducted and withheld from any installment payment of the Brand Amount.  To the extent that any such installment payment of the Brand Amount is made directly from the payor to Fantex and a withholding obligation is imposed on Participant and Participant has no ability to withhold or cause the payor to withhold from such Brand Amounts the required amounts, then Fantex shall make a payment to Participant (for remittance to the applicable taxing authority), within five (5) business days after receipt of such installment payment, equal to the amount that Participant would have been entitled to deduct and withhold hereunder had such installment payment been made by the payor to Participant and subsequently remitted by Participant to Fantex.  Any such withheld amounts, or amounts paid by Fantex to Participant for remittance to the applicable taxing authorities, shall be treated as having been paid to Fantex.  Participant shall not be required to indemnify or “gross up” Fantex for any such amounts withheld.  Fantex will indemnify Participant for and hold it harmless from and against any taxes of Fantex which may be sought against, imposed upon or suffered by Participant or which Participant may incur as a result of Participant’s failure to deduct and withhold such taxes from any installment payment of the Brand Amount to be delivered under this Agreement.

8.Participant Representations and Warranties.

Participant hereby represents, warrants and covenants, as applicable, to Fantex that the statements contained in the Participant Questionnaire attached to the Agreement as Exhibit A, and the statements contained in this Section are and will be true and correct as of the Effective Date and throughout the Term (except only if a different time period is expressly provided).

8.1.Authority.  Participant is free and authorized to enter into this Agreement, to make the covenants, representations and warranties contained herein and to grant the rights granted herein.

Fantex Brand Agreement

Standard Terms & Conditions

8.2.Ownership and Control of Company. If applicable, Talent is, and throughout the Term shall remain, the sole owner and have Control of the Company (other than in the case of death or incapacity of Talent).

8.3.Organization. If applicable, Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.  As of the Effective Date, Participant has not formed any personal services or “loan-out” corporation or other form of legal entity.

8.4.Binding Agreement. This Agreement constitutes a valid and binding obligation of Participant (and its successors and heirs), enforceable in accordance with its terms subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally, and subject, as to enforceability, to the effect of general principles of equity, as may apply.  Participant and its successors and heirs, as applicable, will not challenge the validity or enforceability of this Agreement, or any portion thereof, in any action, proceeding, arbitration or otherwise.

8.5.No Conflict.  Participant has not made nor will make any grant, license or assignment whatsoever, which will or could reasonably be expected to conflict with or impair the substantial enjoyment of the rights and privileges granted to Fantex hereunder; and, the execution and performance of this Agreement by Participant does not, and will not, violate or conflict with any agreement, arrangement, understanding or restriction, written or oral, between Participant and any other Person.

8.6.Brokerage.  Except as expressly contemplated by this Agreement, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any contract to which Participant is a party or that is otherwise binding upon Participant.

8.7.Intellectual Property.  No intellectual property provided by Participant to Fantex at any time in connection with this Agreement will violate the rights of privacy or publicity, constitute a libel or slander or infringe upon the copyright, literary, personal, private, civil, property or other rights of any Person.

9.Fantex Representations and Warranties.

Fantex represents, warrants and covenants, as applicable, to Participant, as of the Effective Date and throughout the Term:

9.1.Organization.  Fantex is duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

Fantex Brand Agreement

Standard Terms & Conditions

9.2.Authority.  Fantex possesses all requisite corporate power and authority necessary to enter into and carry out the transactions contemplated by this Agreement.

9.3.Binding Agreement. This Agreement constitutes a valid and binding obligation of Fantex, enforceable in accordance with its terms subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally, and subject, as to enforceability, to the effect of general principles of equity, as may apply.  Fantex will not challenge the validity or enforceability of this Agreement, or any portion thereof, in any action, proceeding, arbitration or otherwise.

9.4.No Conflict. The execution and performance of this Agreement by Fantex does not, and will not, violate or conflict with any agreement, arrangement, understanding or restriction, written or oral, between Fantex and any other Person.

9.5.Brokerage.  Except as expressly contemplated by this Agreement, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any contract to which Fantex is a party or that is otherwise binding upon Fantex.

9.6.Permits.  Fantex and its Affiliates have all permits, licenses, consents and approvals from all applicable governmental and quasi-governmental bodies and agencies, and all self-regulatory organizations, including the SEC and FINRA, necessary for it to carry out the intents and purposes of this Agreement.

10.Confidentiality; Public Statements/Disclosures.

10.1.Confidentiality.  Each Party agrees that the Confidential Information of the other Party will be maintained confidentially and will not be disclosed to any other Person except: (a) as may be required by law or to comply with a valid order of a court of competent jurisdiction, in which event the Party making such disclosure shall promptly notify the other Party and shall seek confidential treatment of such information; (b) to a Party’s employees, agents and representatives (including accountants, auditors, legal advisors, underwriters, etc.), provided that such recipients of the Confidential Information are bound by confidentiality obligations with respect to such disclosure; (c) in order to enforce such Party’s rights under this Agreement; or (d) if mutually agreed to by the Parties in writing or otherwise permitted under this Agreement.  “Confidential Information” means all confidential, proprietary, or personally or commercially sensitive data, materials and/or other information that is either identified as, or reasonably

Fantex Brand Agreement

Standard Terms & Conditions

expected to be, confidential information.  Confidential Information of Fantex includes the existence of this Agreement and terms and conditions of this Agreement (until and then only to the extent that such is publicly disclosed by Fantex), and any other non-public information in connection with the Offering, the Series, or Fantex or its Affiliates.  Confidential Information of Participant includes each of Participant’s Brand Income Contracts entered before or after the Effective Date and regardless of whether or not such Brand Income Contract has expired.  This Section 10 will survive the expiration or termination of this Agreement.

10.2.Public Statements.  Prior to the end of the “quiet period” related to the Offering (as contemplated under applicable securities laws), Participant will not issue any press release or public statement in connection with the execution of this Agreement, the Series and/or the Offering without Fantex’s prior written consent, which consent Fantex may withhold in its sole discretion. After the end of the “quiet period” related to the Offering (as contemplated under applicable securities laws), Participant will not issue any press release or public statement in connection with the execution of this Agreement, the Series and/or the Offering without Fantex’s prior written consent, which consent will not be unreasonably withheld or delayed and shall be deemed granted if Participant fails to respond to any request for such consent within three (3) business days after Fantex requests such consent in writing, in accordance with the notice requirements set forth in the Agreement..  Fantex will not issue any press release or public statement in connection with this Agreement or which makes any reference to Participant, in each case, without Participant’s prior written consent, which consent will not be unreasonably withheld or delayed and shall be deemed granted if Participant fails to respond to any request for such consent within three (3) business days after Fantex requests such consent in writing, in accordance with the notice requirements set forth in the Agreement. Notwithstanding anything to the contrary contained in this Section 10.2, neither Party shall be prohibited from issuing publicity related to the other Party that includes incidental references to the other Party and its involvement therewith; provided, however, that any such incidental references shall (a) occur only after a mutually approved initial press release announcing the Parties entering into the Agreement and (b) not mention the other Party or any of its representatives in an unfavorable or derogatory manner.

10.3.Fantex Disclosures. Notwithstanding anything herein to the contrary, Fantex shall have the right to disclose the terms and conditions of this Agreement and/or any other information provided by Participant related to

Fantex Brand Agreement

Standard Terms & Conditions

this Agreement or the Offering or Series (including Brand Income Contracts, subject to Section 0 of these Terms and Conditions), to the extent that such disclosure is required by applicable law in connection with any filing related to the Offering or the Series.  Fantex shall, in consultation with Participant, use commercially reasonable efforts to secure confidential treatment, or similar protection, with respect to any disclosure of personal and confidential information provided by Participant, including the terms and conditions of this Agreement and such information as is provided in the Personal Information Schedule.

11.Obligation to Negotiate.

At any time after the earlier to occur of (a) Talent’s death, (b) any Insolvency Event and (c) the Series either ceases to be listed on an exchange or “alternative trading system” or is converted into another security of Fantex or any of its Affiliates, Participant or his heirs or estate (or any of their representatives) may deliver a written notice to Fantex (a “Discussion Notice”) requesting that Fantex engage in negotiations with Participant in good faith to terminate this Agreement (“Good Faith Negotiations”).  The Parties shall be obligated to commence Good Faith Negotiations within thirty (30) days after Participant’s delivery of a Discussion Notice. Any termination of this Agreement shall only be on terms mutually agreed to in writing by the Parties.  For purposes of this Section 11, “Insolvency Event” means (i) the institution by or against either Fantex or its parent company of insolvency, receivership or bankruptcy proceedings, (ii) Fantex or its parent company  making an assignment for the benefit of creditors, or (iii) upon Fantex or its parent company’s dissolution or ceasing to do business.

12.Termination.

12.1.By Mutual Consent.  This Agreement may be terminated by mutual written consent of Participant (or its successors and heirs) and Fantex.

12.2.By Either Party.  This Agreement may be terminated by either Party by delivering written notice of termination to the extent such is permitted pursuant to Section 4.2 of the Agreement.

12.3.Effect of Termination.  Upon the effective date of termination, the rights and obligations of the Parties under this Agreement will cease, except for rights and obligations arising out of Sections 0.3, 4.4, 0,  0, 0,  0 and 0 of these Terms and Conditions.

13.Assignment.

13.1.The rights and obligations of Fantex under this Agreement will inure to the benefit of and will be binding upon the successors and assigns of Fantex, and Fantex

Fantex Brand Agreement

Standard Terms & Conditions

shall have the right to assign its rights and delegate its obligations hereunder (a) in whole or in part to any Affiliate of Fantex, and (b) in connection with a merger, acquisition, corporate restructuring, financing, sale of all or substantially all of its assets, or similar such transaction.

13.2.This Agreement is personal to Participant, and Participant does not have the right to assign this Agreement, whether by operation of law or otherwise, or to delegate any duties or obligations imposed upon Participant under this Agreement without Fantex’s prior written consent; except only that this Agreement shall be automatically assigned and binding on Participant’s successors and heirs upon the death of Participant; provided, that any assignment and assumption of this Agreement by a personal services corporation or limited liability company (or “loan-out” company) that is wholly owned and Controlled by Talent shall be expressly authorized hereunder so long as Talent remains the Participant hereunder, jointly and severally with such surviving legal entity.

14.Indemnification.

14.1.Participant hereby agrees to indemnify and hold harmless Fantex, its parents, subsidiaries, Affiliates, assigns, successors, and each of their respective officers, directors, agents, representatives and employees (collectively, “Fantex Indemnified Party(ies)”), from and against any and all liabilities, actions, claims, suits, proceedings or investigations of government, quasi-government, administrative agencies or the League, liens, judgments, demands, losses, costs and expenses, including reasonable attorneys’ fees and costs and any and all damages of any kind and nature whatsoever (a “Claim”), incurred by any Fantex Indemnified Party as a result of a third-party claim arising out of or relating to any breach by Participant, directly or indirectly through any Brand Affiliate or Person, of any of the terms, covenants, conditions, representations or warranties contained in this Agreement.

14.2.Fantex hereby agrees to indemnify and hold harmless Talent, Company and each of their respective Affiliates, heirs, assigns, successors, and each of their respective officers, directors, members, managers, agents, representatives and employees, as applicable, (collectively, “Participant Indemnified Party(ies)”), from and against any and all Claims by any third party (including any and all Claims brought by any holder of the Series or group of class thereof) arising out of or relating to Participant being a party to this Agreement (except those arising out of or relating to any breach committed knowingly by or through the gross negligence of  Participant, directly or indirectly through any Brand Affiliate or Person, of any of the terms, covenants,

Fantex Brand Agreement

Standard Terms & Conditions

conditions, representations or warranties contained in this Agreement), including any and all Claims arising out of or relating to (a) any breach by Fantex, directly or indirectly through any of its Affiliates or any Person, of any of the terms, covenants, conditions, representations or warranties contained in this Agreement, (b) any violation of any applicable laws, rules or regulations (whether state or Federal) by Fantex, including any securities laws or any rules or regulations promulgated thereunder, or (c) the Offering, the Series, or the Registration Statement.  Fantex shall advance (or if advancement is not requested, promptly reimburse) Participant for any reasonable expenses incurred by Participant in connection with an indemnifiable third party claim.

14.3.A Fantex Indemnified Party or Participant Indemnified Party, as applicable (the “Indemnified Party”), shall promptly deliver a written notice to the Party from whom indemnification is sought (the “Indemnifying Party”), providing notice (a “Claim Notice”) of any Claim asserted or filed by a third party (a “Third-Party Action”) within twenty (20) days (or such shorter period as reasonably necessary to permit timely response to such Claim) after receipt by the Indemnified Party of notice of such Third-Party Action.  Delay or failure to notify the Indemnitor in accordance with this Section 14.3 will not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party, except to the extent the defense of such Claim is prejudiced by the Indemnified Party’s delay or failure to give such Claim Notice.  Such Claim Notice shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third-Party Action and the amount of the claimed damages. Within twenty (20) days after delivery of such Claim Notice, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third-Party Action with counsel selected by the Indemnifying Party, subject to the Indemnified Party’s approval, which shall not be unreasonably withheld, conditioned or delayed. If the Indemnifying Party does not so assume control of the defense of a Third-Party Action, the Indemnified Party shall have the right to control such defense at its own expense. The non-controlling party may participate in such defense at its own expense. In Third-Party Actions in which the Indemnifying Party is controlling the defense, the Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third-Party Action without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed; provided, that such consent shall not be required if such settlement or judgment (i) fully releases both the Indemnified Party and the Indemnifying Party and (ii) involves only the payment of money damages that are covered in full by the

Fantex Brand Agreement

Standard Terms & Conditions

indemnity obligations of the Indemnifying Party hereunder.  In Third-Party Actions in which the Indemnified Party is controlling the defense, the Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third-Party Action without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.

15.Disclaimer of Warranties.

15.1.Except as expressly provided in this Agreement (including Exhibit A, Participant Questionnaire) and to the maximum extent permitted by law, neither Party makes any representation or warranty of any kind, whether implied, statutory, or otherwise and disclaims, without limitation, implied warranties of merchantability, fitness for a particular use, and non-infringement.  Each Party acknowledges that it does not rely and has not relied upon any representation or statement made by the other Party or any of its representatives relating to the subject matter of this Agreement except as expressly set forth herein.

15.2.In addition to, and without limiting the effect of, Section 0 of these Terms and Conditions, Participant expressly acknowledges and agrees that Fantex makes no representation or warranty regarding the results of the Offering, including the amount of Net Proceeds to be collected or otherwise.

16.Agents.

16.1.Fantex shall not be liable for any claims or demands for commissions or otherwise of any agent of Participant and Participant hereby agrees to indemnify and hold harmless Fantex, its Affiliates, advertisers, employees and all holders of the Series harmless against any liabilities, damages or expenses (including reasonable attorneys’ fees) incurred by them as a result of any such claims or demands.

17.General Terms.

17.1.Entire Agreement; Amendments.  The Agreement (including all exhibits thereto, including these Terms and Conditions) and any related agreements delivered simultaneously herewith, collectively, contain the complete, final, exclusive and binding statement of all of the agreements between the Parties with respect to the subject matter thereof and hereof, and supersedes all existing agreements, understandings, negotiations, communications or commitments between the Parties, whether oral or written, concerning the same subject matter.  This Agreement cannot be amended or modified or any provisions or obligations waived or changed except by a writing executed by Fantex and Participant.

Fantex Brand Agreement

Standard Terms & Conditions

17.2.Waiver.  The failure or delay of a Party to insist on strict adherence to any term of this Agreement will not be considered a waiver of, or deprive that Party of the right thereafter to insist on strict adherence to that term or any other term of this Agreement.  No waiver of any breach or default of the other Party shall be construed as a continuing waiver of the same or any other breach or default under this Agreement.

17.3.Further Actions; Attorney-in-Fact.  Participant will, as applicable, at the request of Fantex, execute and deliver to Fantex all such documents as Fantex may from time to time deem reasonably necessary or desirable to effectuate assignment of, and for Fantex to receive all installment payments of, the Brand Amount and otherwise effectuate the purposes of this Agreement.  If Participant fails or refuses to execute or deliver to Fantex any such document within a reasonable period of time following receipt of Fantex’s written request therefor, then Participant irrevocably appoints Fantex as Participant’s agent and attorney-in-fact to sign any such documents in Participant’s name and to make appropriate disposition of them, consistent with this Agreement; provided, that prior to exercising any rights under such power of attorney, Fantex shall notify Participant of its intention to do so.  Participant acknowledges that Fantex’s agency and power of attorney are coupled with an interest.

17.4.Interpretation.  In the interpretation and construction of this Agreement, no term shall be construed against any Party on the basis that the Party was the drafter, and the Parties waive any common law or statutory provision that would construe an ambiguous term against the other Party as the drafter of this Agreement.  Words importing the singular include the plural and vice versa, as the context requires.  Whenever any of the words “include,” “includes” or “including” or the abbreviation “e.g.” is used in this Agreement (including any exhibits hereto), such shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  Any reference to “this Agreement,” even if such reference is contained in these Terms and Conditions, shall be a reference to the Agreement and all of the exhibits and schedules attached thereto.  The term “or” is not exclusive.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.  The captions and headings in this Agreement are inserted for convenience of the Parties only, do not constitute a part of this Agreement and will not be deemed to govern, limit, modify or in any other manner affect the scope, meaning,

Fantex Brand Agreement

Standard Terms & Conditions

intent or interpretation of the provisions hereof or have any legal effect.  Any obligations or rights of any of the Parties contained in Section 1 of the Agreement shall be valid and binding on the Parties as if it were contained in any other section of this Agreement.

17.5.Governing Law; Arbitration.  The law of California (exclusive of conflict or choice of law rules) shall govern, construe and enforce all of the rights and duties of the Parties arising or in any way relating to the subject matter of this Agreement.  In the event of any dispute, claim or controversy arising out of or relating to this Agreement (including any claim based on contract, tort or statute) or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, (a “Dispute”), then the Parties shall engage in informal, good faith discussions and attempt to resolve the Dispute.  If the Parties are unable to resolve the Dispute within forty-five (45) days, then the Dispute shall be determined by confidential binding arbitration in San Francisco before one arbitrator. The arbitration shall be administered by JAMS pursuant to its Streamlined Arbitration Rules and Procedures.  Judgment on any award pursuant to arbitration may be entered in any court of competent jurisdiction.  The arbitrator shall be a retired judge with at least five years of experience presiding over disputes related to complex commercial transactions.  The arbitrator shall be appointed by agreement of the Parties or, if no agreement can be reached, then each Party shall appoint one JAMS arbitrator for the purpose of selecting the arbitrator to govern the Dispute, and those two arbitrators shall select the arbitrator to govern the Dispute.  In any arbitration arising out of or related to this Agreement, the arbitrator shall award to the prevailing Party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing Party in connection with the arbitration.  If the arbitrator determines a Party to be the prevailing Party under circumstances where the prevailing Party won on some but not all of the claims and counterclaims, the arbitrator may award the prevailing Party an appropriate percentage of the costs and attorneys’ fees reasonably incurred by the prevailing Party in connection with the arbitration.  Without limiting the effect of Section 4.2(iii) of these Terms and Conditions, the Parties shall maintain the confidential nature of the arbitration proceeding and the award, except as may be necessary in connection with a judicial challenge to an award or its enforcement, or unless otherwise required by law or judicial decision.  Notwithstanding anything herein to the contrary, either Party shall be entitled to seek to obtain any provisional remedy, including injunctive or similar relief, from any court of competent jurisdiction as may be necessary to protect that Party’s rights and interests.

Fantex Brand Agreement

Standard Terms & Conditions

17.6.Severability.  Wherever possible, each provision of this Agreement (or portion thereof) will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement (or portion thereof) is held to be null, void, invalid, illegal or unenforceable in any respect under any applicable law or rule by any arbitrator or court of competent jurisdiction, then (a) such provision (or portion thereof) shall be deemed to be restated, to the extent possible, to reflect as nearly as possible the original intentions of the Parties in accordance with applicable law, and if such restatement is not possible, then such provision (or portion thereof) shall be severed, and (b) the remaining provisions, terms or covenants and restrictions in this Agreement will remain in full force and effect.

17.7.No Third Party Beneficiaries.  Nothing herein, express or implied, is intended to nor shall be construed to confer upon or give to any Person, other than the Parties, any interests, rights, remedies or other benefits with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

17.8.Independent Contractors; No Fiduciaries.

(i)The Parties mutually agree that Participant and Fantex are each acting as independent contractors, and that Participant and Fantex are not engaging in any form of employment, partnership, co-ownership or a collaboration for the purpose of sharing any profits or ownership in common, or acting in the capacity of joint venture participants.

(ii)Participant and Fantex each acknowledges and agrees that: (a) this Agreement, and the exercise of rights and performance of obligations hereunder, does not create any agency, advisory or fiduciary relationship between Participant and Fantex and its Affiliates; (b) Fantex is not, and at any time during the Term will not be, an agent, representative or advisor to Participant; and (c) Participant has relied on its own personal counsel and advisors with respect to legal, tax, accounting and other issues in connection with entering into and performing under this Agreement.

17.9.Limitation on Liabilities.  In no event shall either Party or any of their representatives be liable under this Agreement to the other Party for any consequential, incidental, indirect, exemplary, special or punitive damages, including damages for business interruption, loss of use, revenue or profit, whether arising out of breach of contract, tort (including negligence and intentional torts), statute or otherwise, regardless of whether such damages were foreseeable and whether or not such Party was advised of the possibility of such damages.  For the avoidance of doubt, in the event that any Brand Income Contract is suspended or terminated or the amount of

Fantex Brand Agreement

Standard Terms & Conditions

Brand Income committed to be paid to Participant is reduced as a result of any action or omission by Participant that constitutes a breach of this Agreement, then (without limiting the effect of Section 17.10) the Brand Amount that would have been attributed to such lost or reduced Brand Income shall be considered direct damages of Fantex resulting from such breach and shall not be excluded or waived by Fantex as a result of this Section 17.9;  provided however that the total liability arising out of or related to a Player’s relationship with Fantex and/or the issuance (including value, sale, transfer or other conveyance) of a Series shall be limited to the Purchase Price.  For the avoidance of doubt, the foregoing limitation on liability shall not affect a Player’s financial obligations under his Baseball-Related Fantex Brand Agreement, including (i) the payment of all Brand Amounts due to Fantex, or (ii) Fantex’s right to participate in Equity Income and Brand Investment Opportunities during the Term.

17.10.Cumulative Remedies.  None of the rights, powers or remedies conferred upon any Party under this Agreement will be mutually exclusive.  Each such right, power or remedy will be cumulative and in addition to every other right, power or remedy available to such Party, whether available at law, in equity or otherwise.

17.11.Charitable Endeavors; Non-Circumvention. It is not Fantex’s intention to deter Talent from performing charitable acts, whether for the benefit of any charitable foundation or non-for-profit organization Controlled by him (a “Foundation”) or otherwise.  However, Participant covenants and agrees that he shall not perform services for a Foundation, or for third parties in exchange for donations or other payments to a Foundation or any other charitable organization, if Participant’s intention in connection therewith is to circumvent the intents and purposes of the Agreement.

17.12.Force Majeure; Labor Stoppages and Lockouts.

(i)No Party shall be liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement, when and to the extent such failure or delay is caused by or results from acts beyond the affected party's reasonable control, including, without limitation (each, a “Force

Fantex Brand Agreement

Standard Terms & Conditions

Majeure Event”): (a) acts of God; (b) flood, fire, earthquake or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot or other civil unrest; (d) government order or law; (e) actions, embargoes or blockades in effect on or after the date of this Agreement; (f) action by any governmental authority; (g) national or regional emergency; (h) strikes, lockouts, labor stoppages or slowdowns or other industrial disturbances; and (i) shortage of adequate power or transportation facilities.

(ii)Notwithstanding anything contained in the Agreement, Participant shall not have any liability to pay any installment of the Brand Amount with respect to any portion of Brand Income payable to Participant after the Effective Date that Participant does not actually receive as a result of any Force Majeure Event (including any player strike, lockout or other labor stoppage).

17.13.Mutual Non-Disparagement.  Each Party shall refrain from making, issuing, publishing or otherwise disseminating any disparaging or unfavorable comments or statements (whether written or oral) about the other Party or any of the other Party’s Affiliates during or after the term of the Agreement; provided,  however, that this Section shall not prohibit any Party from exercising its rights to commence a legal action subject to the terms of the Agreement nor shall it prohibit Fantex from making any filing or disclosure as required under law, rule or regulation.

17.14.Injunctive Relief.  The Parties agree that irreparable damage would occur if any provision of the Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to equitable relief, including injunctive relief or specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

17.15.Counterparts; Binding Agreement.  This Agreement, may be executed in multiple counterparts, each of which individually constitutes an original, but all of which together will constitute one single agreement between the Parties.  The Parties agree that this Agreement shall be legally binding upon the electronic transmission, including by facsimile or email delivery of a .pdf or similar file, by each Party of a signed signature page hereof to the other Party.

Confidential

Exhibit D:  Form of Closing Certificate

CLOSING CERTIFICATE

[DATE]

Reference is made to that certain Brand Agreement, by and among Fantex, Inc. (“Fantex”), [INSERT TALENT NAME] and [INSERT COMPANY NAME] (jointly and severally as “Participant”), effective as of  [●] (the “Brand Agreement”).  All capitalized terms used herein which are not defined herein have the meanings given to such terms in the Brand Agreement.

The undersigned, [INSERT TALENT NAME], certifies in his individual capacity and on behalf of [INSERT COMPANY NAME] to Fantex that he has carefully examined the Brand Agreement, the Participant Questionnaire and the Personal Information Schedule and that:

1.the statements included in the Participant Questionnaire remain true and correct (except as disclosed on Schedule 3 of the Personal Information Schedule) as of the date hereof;

2.Participant has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied under the Brand Agreement in all material respects at or prior to the Closing; and

3.since the date of the most recent Personal Information Schedule, the undersigned has not become aware of any condition, restriction, disability or obligation (whether physical, legal or contractual) that is described in Section 6.2 of the Terms and Conditions attached as Exhibit C to the Brand Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Closing Certificate as of the date first set forth above.

By:
By:
[INSERT TALENT NAME]

Confidential

Exhibit E:  Quarterly Report

Form of report to be mutually agreed by the Parties, and include at least the following details:

•detail all Brand Income earned during such quarter and provide a description of any material changes in the amount of revenue of the most recent quarter as compared to the same quarter in the previous year;

•detail the calculation of each Brand Amount with respect to such Brand Income;

•any correspondence with tax authorities and tax returns (annual basis)

•list all Brand Income Contracts entered into / terminated / amended, etc. during the quarter (and provide copies to the extent not previously provided);

•describe details regarding any condition, restriction, disability or obligation (whether physical, legal or contractual) that is described in Section 6.2 of the Terms and Conditions attached as Exhibit C to the Agreement;

•certification that certain publicly available facts about the Participant provided by Fantex to Participant in writing are correct and that all facts previously certified by the Participant remain correct (provided, that Fantex provides Participant with a list of all such previously certified facts); and

•certification that the statements included in the Participant Questionnaire remain true and correct as of the date of such report (or provide any details with respect to any exceptions of such statements) or provide a detailed description of facts or circumstances that have changed to make the statements in the Participant Questionnaire untrue.

•In any calendar quarter during which Fantex’s auditors, in order to comply with SEC rules and audit requirements, request confirmations (“Audit Confirmations”) from third parties (“Brand Income Payors”) of paid Brand Income to the Participant or to Participant’s Brand Affiliates (such Audit Confirmations will be to verify the terms of the Brand Income Contract and amounts paid or due to the Participant thereunder), Participant shall notify, as soon as reasonably practicable upon request by Fantex, that such Brand Income Payors have the Participant’s approval to respond to the Audit Confirmation.

Confidential

Exhibit F:  Spousal Consent
(only required if Participant is married)

[I, [____________], being the spouse of [INSERT TALENT NAME], who is a signatory to that certain Brand Agreement by and among my spouse and Fantex, Inc. (“Fantex”), dated as of [INSERT DATE] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”; capitalized terms used but not defined herein shall have the meaning assigned to such terms in the Agreement), in connection with a potential securities offering linked to the value of the Brand Amounts as set forth in greater detail in the Agreement.  I have had the opportunity to consult with legal counsel regarding this consent and the Agreement; and I am aware that pursuant to the provisions of the Agreement, my spouse agrees to grant a percentage of my spouse’s Brand Income in the form of all right, title and interest in the Brand Amounts to Fantex, which may include a community property interest I may have therein, if any.  I hereby acknowledge that my spouse has sold, assigned and conveyed the Brand Amount to Fantex on the terms, and subject to the conditions, contained in the Agreement.  Furthermore, I hereby consent to such grants of the Brand Amounts, acknowledge that my spouse’s and my interest (if any) and any community property interest in the Brand Amount (if any) is subject to the terms of the Agreement, and approve of the provisions of the Agreement and any actions or performance arising therefrom, as applicable, to the extent the same affects any of my community property interest, if any. I further agree that my spouse may join in any future amendment, restatement, supplement or modification of the Agreement or any ratification of the foregoing in each case without any further consent from me.  Each of my spouse, my spouse’s Brand Affiliate(s) and Fantex shall be a third-party beneficiary of this Spousal Consent.

This Spousal Consent shall inure to the benefit of my spouse, my spouse’s Brand Affiliates and Fantex, and shall be binding on the undersigned and on the undersigned’s successors, assigns, representatives, heirs and legatees.

Name:
Date:

Confidential

Exhibit G:  Form of Irrevocable Payment Instructions

IRREVOCABLE PAYMENT INSTRUCTIONS

[DATE]

[BRAND INCOME SOURCE]

[ADDRESS]

Attn:  [NAME]

Re:Payment of Amounts to Fantex, Inc. (“Fantex”)

Ladies and Gentlemen:

[INSERT PARTICIPANT NAME] (“Participant”) has entered into an agreement with Fantex pursuant to which, among other things, Participant has assigned all right, title and interest in and to an amount equal to [_________] percent ([__]%) of all gross monies or other consideration of any type (the “Brand Amount”) that Participant may earn from [BRAND INCOME SOURCE] (“Company”) pursuant to [INSERT DESCRIPTION OF BRAND INCOME CONTRACT] (the “Agreement”).

Notwithstanding anything to the contrary contained in the Agreement or any prior instructions received by Company, unless and until Company receives written instructions from Fantex to the contrary, effective as of the date of this letter all Brand Amounts from any amounts payable by Company to Participant pursuant to the Agreement shall be delivered concurrent with any payment of the remaining amounts due to Participant, by federal funds wire transfer or electronic depository transfer directly to the following bank account:

[INSERT WIRE INSTRUCTIONS]

In the event Company receives any different instructions from Fantex with respect to the disposition of Brand Amounts, (a) Company is hereby irrevocably authorized and directed to follow such instructions, without inquiry as to Fantex’s right or authority to give such instructions.  Fantex acknowledges that any instructions from Fantex to Payment Source must be sent to [____________________], Attention:  [________]; and (b) such instructions shall only provide for Brand Amounts to be sent to a single deposit account of Fantex.

Except only as expressly provided herein with respect to the applicable deposit instructions, this Irrevocable Payment Instructions cannot be changed, modified, or terminated, except by written agreement signed by Fantex, Payment Source and Participant.

Please acknowledge your receipt of, and agreement to, the foregoing by signing in the space provided below.

Very truly yours,
By:
[INSERT PARTICIPANT NAME]

Acknowledged and Agreed:

Fantex, Inc. By: Name/Title: Date:	[INSERT BRAND INCOME SOURCE] By: Name/Title: Title: